Exhibit 10.10

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of February 13, 2008

among

MEDIDATA SOLUTIONS, INC.

FT ACQUISITION CORP.

FAST TRACK SYSTEMS, INC.

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC

-i-

(CONTINUED)

-ii-

(CONTINUED)

-iii-

(CONTINUED)

-iv-

(CONTINUED)

		PAGE
Section 11.08	No Third-Party Beneficiaries	56

Section 11.09	Amendment, Waiver	56

Section 11.10	Governing Law; Submission to Jurisdiction, Waivers	56

Section 11.11	Counterparts	57

Section 11.12	Construction	57

Section 11.13	Specific Performance	57

EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Amendment
Exhibit 2.02	Form of Agreement of Merger and Officer’s Certificate
Exhibit 2.04(a)	Form of Amended and Restated Articles of Incorporation
Exhibit 2.04(b)	Form of Amended and Restated By-laws
Exhibit 7.07	Required Consents
Exhibit 7.08	Certain Employees
Exhibit 7.09	Form of Escrow Agreement
Exhibit 7.12	Form of Opinion of Counsel to the Company
Exhibit 7.16	Form of Shareholder Agreement
Exhibit 7.17	Form of Registration Rights Agreement
Exhibit 7.20	Company Warrants
Exhibit 8.10	Letter Agreement

-v-

AGREEMENT AND PLAN OF MERGER, dated as of February 13, 2008, among MEDIDATA SOLUTIONS, INC., a Delaware corporation (the “Purchaser”), FT ACQUISITION CORP., a California corporation and wholly-owned subsidiary of Purchaser (the “Merger Sub”), FAST TRACK SYSTEMS, INC., a California corporation (the “Company”), and SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company, in its capacity as shareholder representative (the “Shareholder Representative”).

RECITALS

A. The boards of directors of each of Purchaser, Merger Sub and the Company believe it is in the best interests of each corporation and its respective stockholders that Purchaser acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger.

B. Pursuant to the Merger and this Agreement, each of the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive the consideration set forth herein.

C. The Company, on the one hand, and Purchaser and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

D. To induce Purchaser and Merger Sub to enter into this Agreement, on the date hereof certain holders of capital stock of the Company are entering into a voting agreement with Purchaser (the “Voting Agreement”) in the form of the attached Exhibit A, pursuant to which they have agreed to vote in favor of the Merger and not solicit transactions that would compete with or be an alternative to the Merger.

E. For federal income Tax purposes, it is intended by Purchaser and the Company that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a plan of “reorganization.”

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. In addition to the terms defined elsewhere in this Agreement, as used herein, the following terms shall have the meanings indicated below.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or arbitration panel.

1.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Agreement” means this Agreement, including the Company Disclosure Schedule, the Purchaser Disclosure Schedule, the other Schedules and the Exhibits and all amendments hereto.

“Amendment” means the amendment to the Restated Articles substantially in the form attached as Exhibit B hereto.

“Ancillary Agreements” means the Shareholder Agreement, the Registration Rights Agreement, the Voting Agreement and the Escrow Agreement.

“Assets” means any assets, whether tangible or intangible, of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“CGCL” means the California General Corporation Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means Company Common Stock and Company Preferred Stock.

“Company Common Stock” means the common stock, par value $0.001, of the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Purchaser on the date hereof.

“Company Intellectual Property” means (a) the Registered Intellectual Property; (b) Company Software; and (c) trade secrets that the Company elects to keep confidential.

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is materially adverse to the business, financial condition or results of operations of the Company or to the Company’s ability to perform its obligations under this Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any failure by the Company to meet internal projections or forecasts for any period ending on or after the date of this Agreement, provided, however, that this clause (a) shall not preclude any underlying change, effect, event, occurrence, state of facts or development which may have caused such failure to meet internal projections or forecasts from being treated as a Company Material Adverse Effect; (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger (including any cancellations of or delays in customer orders, any reduction in sales, any

2.

disruption in supplier, distributor, partner or similar relationships or any loss of employees); (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries in which the Company participates, the U.S. economy as a whole or foreign economies in any locations where the Company has material operations or sales, provided that the Company is not materially disproportionately affected compared to other companies; (d) the incurrence by the Company of Transaction Expenses, provided that on the Closing Date the Company has cash in excess of its aggregate Transaction Expenses that have not been paid; (e) the payment of amounts due to, or the provision of other benefits (including benefits relating to acceleration of stock options) to, any officers or employees, provided such amounts or benefits do not exceed those set forth on Section 3.14(f) of the Company Disclosure Schedule or required by Law; or (f) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in GAAP or any change in applicable laws, rules or regulations or the interpretation thereof.\

“Company Option” means any option to purchase any shares of Company Capital Stock.

“Company Preferred Stock” means the Series 1 Preferred and the Series 2 Preferred.

“Company Software” means all computer software, databases and data collections and all rights thereto, including all enhancements, versions, releases and updates of such computer software, developed by or for the Company, and any other computer software, regardless of the computer software’s stage of development, in each case that is owned by the Company. “Company Software” includes all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded. “Company Software” does not include computer software that is licensed (a) from third parties or (b) under the licenses of Intellectual Property owned by third parties that constitutes (i) “shrink wrap” software or (ii) third party software generally available to the public at a cost of less than $10,000.

“Company Warrant” means any warrant to purchase any shares of Company Capital Stock.

“Continuing Employees” means the Company Employees who continue employment with the Purchaser.

“Contract” means any oral or written agreement, letter of understanding, lease, license or sublicense, evidence of Debt, mortgage, indenture, security agreement, deed of trust or other contract, commitment, arrangement, understanding or obligation.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The term “Controlled” shall have a correlative meaning.

“Debt” means (a) any indebtedness for borrowed money, whether short term or long term, (b) any indebtedness arising under capital leases, (c) all obligations evidenced by notes, bonds, debentures or other similar instruments, (d) all liabilities under any foreign

3.

exchange agreement, interest rate protection or swap agreement or similar agreement designed to protect against fluctuations in interest rates, (e) all interest, fees and other expenses owed with respect to indebtedness referred to in clauses (a) through (d) above, and (f) all indebtedness of others referred to in clauses (a) through (e) above that is guaranteed.

“Director Option” means any Company Option held by Alph Bingham, John Kingery, Scott Minick or Barry Weinberg.

“Employee Option” means any Company Option held by Peter Abramowitsch, Anita Andreasen, Christopher Bean, Charles Beitz III, Theresa Brophy, Rafael Campo, Adrienne Card, Frank Cattie, Mary Cherry, Mary Ann Danishefsky, Jessica Dolfi, David Gemzik, Joshua Hartman, Craig Hotter, Melvin Laguren, Elizabeth Loscalzo, Margarita Mateo, Lynda Maxwell, Michael Meyer, Nadine Parmelee, Sandra Pepe, Matt Riley, Phil Servedio, Lori Shields, Charles Swanson or Tonya Tang.

“Environmental Law” means any Law relating to: (a) the protection, investigation or restoration of the environment, health, safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means a bank or trust company mutually agreed on by the Purchaser and the Company.

“Escrow Agreement” means the Escrow Agreement, substantially in the form attached hereto as Exhibit 7.09, to be entered into pursuant to Section 7.09.

“Exchange Ratio” means the quotient obtained by dividing (a) the Remaining Merger Consideration by (b) the Fully Diluted Company Shares.

“Fully Diluted Company Shares” will be equal to the sum, without duplication, of (a) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time, (b) the aggregate number of shares of Company Common Stock that are issuable upon the conversion of shares of Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time, excluding accrued but unpaid dividends on such shares of Company Preferred Stock, (c) the aggregate number of shares of Company Common Stock that are issuable upon the exercise of options, warrants or other direct or indirect rights to acquire shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable), and (d) the aggregate number of shares of Company Common Stock that are issuable upon the conversion of shares of Company Preferred Stock that are issuable upon the exercise of options, warrants or other direct or indirect rights to acquire shares of Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable).

4.

“Fully Diluted Purchaser Shares” will be equal to the sum, without duplication, of (a) the aggregate number of shares of Purchaser Common Stock that are issued and outstanding immediately prior to the Effective Time, (b) the aggregate number of shares of Purchaser Common Stock that are issuable upon the conversion of shares of Purchaser Preferred Stock that are issued and outstanding immediately prior to the Effective Time, including accrued but unpaid dividends on such shares of Purchaser Preferred Stock, (c) the aggregate number of shares of Purchaser Common Stock that are issuable upon the exercise of options, warrants or other direct or indirect rights to acquire shares of Purchaser Common Stock that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable), (d) the aggregate number of shares of Purchaser Common Stock that are issuable upon the conversion of shares of Purchaser Preferred Stock that are issuable upon the exercise of options, warrants or other direct or indirect rights to acquire shares of Purchaser Preferred Stock that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) and (e) the aggregate number of shares of Purchaser Common Stock that are available for issuance pursuant to any equity incentive plan of Purchaser as of immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any United States federal, state or local or any foreign government, governmental, regulatory, taxing or administrative authority, agency or commission or court, tribunal or judicial or arbitral body or any private arbitrator.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substance” means any substance that is: (a) listed, classified or regulated pursuant to any Environmental Law; (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, mold or radon; and (c) any other substance which may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith, whether registered or unregistered, as applicable: (a) United States and non-United States patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) inventions and discoveries (whether or not patentable and whether disclosed or undisclosed), disclosures on inventions, trade secrets, proprietary information, know-how, technical data and customer lists, and all documentation relating to any of the foregoing; (c) copyrights, copyright registrations and applications therefor and all other corresponding rights thereto throughout the world; (d) industrial designs and any registrations and applications therefor throughout the world; (e) trade names, logos, trademarks and service marks, and trademark and service mark registrations and applications therefor and all goodwill associated with the foregoing throughout the world; and (f) databases and data collections and all rights therein throughout the world to the extent in which a legally recognized intellectual property right exists.

5.

“Knowledge”, “to the Knowledge of” or phrases of similar import shall mean, with respect to any party hereto, actual knowledge of the directors and executive officers of such party (or persons holding comparable positions).

“Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, filings, qualifications, privileges, franchises and similar consents granted or issued by any Governmental Authority.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind, or any conditional sales Contract, title retention Contract or other Contract to create any of the foregoing (it being understood that a Contract which permits a purchaser to return items purchased thereunder shall not be deemed to constitute a Lien solely by virtue thereof and a Contract granting or permitting a non-exclusive license of any Company Intellectual Property shall not be deemed to constitute a Lien solely by virtue thereof).

“Merger Consideration” means such number of shares of Purchaser Common Stock as, when added to the Fully Diluted Purchaser Shares, will equal 4.762% of the sum.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and repairmen and other Liens imposed by Law for amounts not yet due, (c) Liens incurred or deposits made in the ordinary course of business of the Company consistent with past practice in connection with worker’s compensation, unemployment insurance or other types of social security, and (d) Liens not created by the Company which affect the underlying fee interest of any Leased Real Property (as defined herein).

“Person” means any natural person, general or limited partnership, trust, corporation, limited liability company, firm, association, Governmental Authority or other legal entity.

“Pre-Closing Partial Period” means the portion of any Straddle Period up to and including the Closing Date.

“Pre-Closing Period” means a taxable period ending on or prior to the Closing Date.

“Preferred Stock Liquidation Amount” means, with respect to each share of Company Preferred Stock, the sum of (a) an amount equal to the Series 1 Original Purchase Price (as defined in the Restated Articles) or Series 2 Original Purchase Price (as defined in the Restated Articles), as applicable, of such share, as adjusted in accordance with the Restated Articles for stock splits, stock dividends or recapitalizations, plus (b) an amount equal to any dividends accrued but unpaid on such share calculated in accordance with the Restated Articles.

6.

“Preferred Stock Liquidation Shares” has the meaning set forth in Section 2.06(a)(i).

“Purchaser Capital Stock” mean Purchaser Common Stock and Purchaser Preferred Stock.

“Purchaser Common Stock” means the common stock, par value $0.01, of Purchaser.

“Purchaser Disclosure Schedule” means the disclosure schedule delivered by the Purchaser to the Company on the date hereof.

“Purchaser Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is materially adverse to the business, financial condition or results of operations of the Purchaser and its Subsidiaries taken as a whole or to the Purchaser’s or Merger Sub’s ability to perform its obligations under this Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Purchaser Material Adverse Effect: (a) any failure by the Purchaser to meet internal projections or forecasts for any period ending on or after the date of this Agreement, provided, however, that this clause (a) shall not preclude any underlying change, effect, event, occurrence, state of facts or development which may have caused such failure to meet internal projections or forecasts from being treated as a Purchaser Material Adverse Effect; (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries in which the Purchaser participates, the U.S. economy as a whole or foreign economies in any locations where the Purchaser has material operations or sales, provided that the Purchaser and its Subsidiaries taken as a whole are not materially disproportionately affected compared to other companies; or (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in GAAP or any change in applicable laws, rules or regulations or the interpretation thereof.

“Purchaser Preferred Stock” means any and all classes of preferred stock, par value $0.01, of the Purchaser, including the Purchaser’s Series A Convertible Preferred Stock, the Purchaser’s Series B Convertible Redeemable Preferred Stock, the Purchaser’s Series C Convertible Redeemable Preferred Stock, and the Purchaser’s Series D Convertible Redeemable Preferred Stock.

“Purchaser Stock Price” means the fair market value of one share of Purchaser Common Stock as reasonably determined in good faith by the board of directors of Purchaser on the date that the Losses in question are satisfied pursuant to Article IX hereof or any payments are made from the Escrow Fund pursuant to Section 2.09 hereof (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the date hereof). In the event that the Purchaser is acquired or engages in a similar transaction or series of transactions after the

7.

date of this Agreement resulting in no Purchaser Common Stock being outstanding on the date that any Losses are satisfied pursuant to Article IX hereof, the Purchaser Stock Price shall mean the current value of the consideration received for one share of Purchaser Common Stock in connection with such acquisition or similar transaction or series of transactions.

“Registered Intellectual Property” means all of the following items of Intellectual Property owned by the Company: (a) United States and non-United States issued patents and patent applications (including provisional applications); (b) registered trademarks, applications to register trademarks, intent to use applications or other registrations related to trade identity and trademarks; (c) registered copyrights and applications for copyright registration; (d) mask work registrations and applications to register mask works; (e) all registrations for domain names; and (f) any other Intellectual Property that is the subject of an application, certificate or registration filed with, issued by, or recorded by, any Governmental Authority.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Remaining Merger Consideration” means the Merger Consideration, minus the Preferred Stock Liquidation Shares.

“Restated Articles” means the Company’s Seventh Amended and Restated Articles of Incorporation, as they may be amended in accordance with the terms of this Agreement.

“Series 1 Preferred” means the Series 1 Preferred Stock, par value $.001, of the Company.

“Series 2 Preferred” means the Series 2 Preferred Stock, par value $.001, of the Company.

“Shareholder Approval” shall mean (A) the approval and adoption of this Agreement, the Ancillary Agreements, the Merger and the transactions contemplated hereby and thereby by (i) a majority of the outstanding shares of Company Common Stock, voting separately as a class, and (ii) a majority of the outstanding shares of Company Preferred Stock, voting separately as a class and (B) the approval of the Amendment by (i) the holders of a number of shares of Series 1 Preferred greater than one hundred six percent (106%) of the number of shares held of record by the largest holder of Series 1 Preferred (provided however, that if such number is greater than the number of shares of Series 1 Preferred then outstanding, then the unanimous approval of the holders of then outstanding Series 1 Preferred shall be required and if such number is less than a majority of the Series 1 Preferred then outstanding, then the approval of the holders of a majority of the Series 1 Preferred then outstanding shall be required), and (ii) the holders of a number of shares of Series 2 Preferred greater than one hundred six percent (106%) of the number of shares held of record by the largest holder of Series 2 Preferred (provided however, that if such number is greater than the number of shares of Series 2 Preferred then outstanding, then the unanimous approval of the holders of then outstanding Series 2 Preferred shall be required and if such number is less than a majority of the Series 2 Preferred then outstanding, then the approval of the holders of a majority of the Series 2 Preferred then outstanding shall be required).

8.

“Straddle Period” means a taxable period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which) more than 50% of (a) the issued and outstanding capital stock or other equity interests having ordinary voting power to elect a majority of the board of directors of such corporation or Persons performing similar functions of any other Person (irrespective of whether at the time capital stock or other equity interests of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person, or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Tax” or “Taxes” means (a) any tax (including any income, franchise, capital gains, employment, value-added, sales, use, real property, personal property, business license, gift, estate, gross receipts, capital, import, goods and services, estimated, alternative minimum, add-on minimum, transfer, registration, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental (including taxes under Section 59A of the Code), capital stock, social security (or similar), unemployment, disability, payroll, license, employee withholding, unclaimed property, escheat or other tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee of any kind whatsoever (whether payable directly or by withholding), whether disputed or not, and any related unit or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Authority or payable pursuant to any tax sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee, (b) any liability for the payment of any amounts of the type described in (a) as a result of being a member of a consolidated, combined, unitary or aggregate group for any taxable period, and (c) any liability for the payment of any amounts of the type described in (a) or (b) as a result of being a transferee or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Contest” means any examination, investigation, audit or other proceeding in respect of any Tax Return or Taxes involving the Company.

“Tax Return” or “Tax Returns” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information (including any attachment thereto and any amendment thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

9.

“Transaction Expenses” means any and all expenses, fees, commissions, compensation or other amounts incurred by the Company or the shareholders of the Company, that are payable by the Company as a result of or in connection with the consummation of the transactions contemplated by this Agreement.

“Transfer Taxes” means all transfer, sales, real property or personal property transfer or gains, use, excise, stock transfer, stamp, documentary, filing, recording, registration, and similar Taxes incurred as a result of the transactions contemplated by this Agreement.

Section 1.02 Terms Generally. Words in the singular shall be interpreted to include the plural and vice versa and words of one gender shall be interpreted to include the other gender as the context requires; the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement; Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits and Schedules to this Agreement unless otherwise specified; the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; and, unless otherwise specified, all mathematical calculations shall be rounded to the fifth decimal place.

ARTICLE II

THE MERGER

Section 2.01 The Merger. At the Effective Time (as defined herein), and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the CGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Purchaser. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.” The corporate existence of the Company, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unimpaired by the Merger.

Section 2.02 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 10.01 hereof, the closing of the Merger (the “Closing”) will take place as promptly as practicable after the execution and delivery hereof by the parties, but no later than two (2) Business Days following satisfaction or waiver of the conditions set forth in Articles VII and VIII hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York, unless another time or place is mutually agreed upon by Purchaser and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, in substantially the form attached hereto as Exhibit 2.02, with the Secretary of State of the State of California (the “Certificate of Merger”), in accordance with the applicable provisions of the CGCL (the date and time the Merger becomes effective shall be referred to herein as the “Effective Time”).

10.

Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the CGCL, except as otherwise agreed pursuant to the terms of this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.04 Articles of Incorporation and By-laws.

(a) The articles of incorporation of the Surviving Corporation shall be amended and restated in their entirety to be identical to the form attached hereto as Exhibit 2.04(a), until thereafter amended in accordance with the CGCL and as provided in such articles of incorporation.

(b) The by-laws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the form attached hereto as Exhibit 2.04(b), until thereafter amended in accordance with the CGCL and as provided in the articles of incorporation of the Surviving Corporation and such by-laws.

Section 2.05 Directors and Officers.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the CGCL and the articles of incorporation and by-laws of the Surviving Corporation until their successors are duly elected and qualified, or until their earlier resignation or removal. The directors of the Company immediately prior to the Effective Time shall cease to serve as directors immediately after the Effective Time.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the by-laws of the Surviving Corporation and at the pleasure of the board of directors of the Surviving Corporation.

Section 2.06 Effect of Merger on the Capital Stock of the Constituent Corporations. On the terms and subject to the conditions of this Agreement, the following shall occur:

(a) Conversion of Company Capital Stock. Subject to Section 2.07 hereof, at the Effective Time, each outstanding share of Company Capital Stock (other than shares of Company Capital Stock held directly or indirectly by Purchaser, Merger Sub or the Company, which shares will be cancelled and cease to exist) will be converted automatically, without any action on the part of Purchaser, Merger Sub, the Company or any holder thereof, into the right to receive the following:

(i) Each share of Company Preferred Stock shall be converted into the right to receive (A) such number of shares of Purchaser Common Stock as is equal to the

11.

Preferred Stock Liquidation Amount for such share, divided by $22.29 (the aggregate number of shares of Purchaser Common Stock into which all shares of Company Preferred Stock are converted pursuant to this Section 2.06(a)(i)(A) is referred to as the “Preferred Stock Liquidation Shares”) plus (B) such number of shares of Purchaser Common Stock as is equal to the number of shares of Company Common Stock into which such share of Company Preferred Stock is then convertible in accordance with the Restated Articles (which, for the sake of clarity, excludes accrued but unpaid dividends), multiplied by the Exchange Ratio.

(ii) Each share of Company Common Stock shall be converted into the right to receive such number of shares of Purchaser Common Stock as is equal to one, multiplied by the Exchange Ratio.

(b) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall continue to be issued and outstanding and, by virtue of the Merger, and without any action on the part of the Purchaser, shall be automatically converted into one validly issued, fully paid and non-assessable share of the capital stock of the Surviving Corporation. Each stock certificate evidencing ownership of any such share of Merger Sub shall thereupon evidence ownership of such shares of capital stock of the Surviving Corporation.

(c) Company Options and Company Warrants. At the Effective Time, each outstanding Company Option and Company Warrant that does not by its terms terminate as of or immediately prior to the Effective Time shall, to the extent such Company Option or Company Warrant is unexercised immediately prior to the Effective Time, be assumed by the Purchaser on the terms and subject to the conditions set forth in this Agreement. Each such Company Option and Company Warrant shall continue to have, and be subject to, the same terms and conditions as are in effect immediately prior to the Effective Time (including, if applicable, vesting terms and the other terms and conditions set forth in any equity incentive plan pursuant to which any Company Option was granted, or any option or warrant agreement documenting any Company Option or Company Warrant), except that (i) such Company Option or Company Warrant shall be exercisable for that number of whole shares of Purchaser Common Stock as is equal to the product (rounded down to the nearest whole number, with no cash being paid for any fractional share eliminated by such rounding) of the number of shares of Company Common Stock that were covered by such Company Option or Company Warrant immediately prior to the Effective Time, multiplied by the Exchange Ratio, and (ii) the per share exercise price under such assumed option or warrant shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing the per share exercise price under such option or warrant immediately prior to the Effective Time by the Exchange Ratio.

(d) Fractional Shares. No fraction of a share of Purchaser Common Stock shall be issued in connection with the Merger, but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Purchaser Common Stock (after aggregating for each particular holder all fractional shares to be received by such holder) shall receive from Purchaser an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction and (ii) $22.29.

(e) Escrow Amount. Notwithstanding anything in this Agreement to the contrary, such number of shares of Purchaser Common Stock as is equal to fifteen percent (15%)

12.

of the Merger Consideration issuable to holders of Company Capital Stock (the “Escrow Fund”), and for the avoidance of doubt, excluding any shares of Purchaser Common Stock issuable upon the exercise of each Company Option and Company Warrant that is assumed by Purchaser hereunder, shall be withheld and placed in escrow with the Escrow Agent and disbursed in accordance with the Escrow Agreement. The costs and expenses of establishing and maintaining the Escrow Agreement shall be borne by Purchaser.

(f) Payment of the Merger Consideration to the Persons and in the amounts set forth in this Section 2.06 will be deemed to satisfy the terms of the Restated Articles applicable to the transactions contemplated hereby, even if a class or series of shares is to have distributed to it a lesser amount than would be required by the Restated Articles.

Section 2.07 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing in accordance with the CGCL, whose appraisal rights were perfected in accordance with Chapter 13 of the CGCL (“Chapter 13”) and who has complied with the other relevant provisions of Chapter 13 (“Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration as provided in Section 2.06(a) and instead such holder of Dissenting Shares shall be entitled to receive payment in accordance with the provisions of Chapter 13 unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under Chapter 13. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder would have been entitled but for the prior status of such shares as Dissenting Shares, without interest or dividends thereon, upon surrender in the manner provided in Section 2.08 of the certificate(s) which formerly represented such shares. The Company shall give Purchaser (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related communications received by the Company and (ii) the right to direct all negotiations and proceedings with respect to demands for appraisal under Chapter 13. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares.

Section 2.08 Exchange of Certificates.

(a) Letter of Transmittal. Prior to the Effective Time, Purchaser shall prepare a form of letter of transmittal which shall be reasonably acceptable to the Company (the “Letter of Transmittal”) and instructions for effecting the surrender of the certificates formerly representing shares of Company Capital Stock (the “Certificates”) in exchange for certificates representing shares of Purchaser Common Stock. The Letter of Transmittal shall (i) appoint the Shareholder Representative as attorney and agent-in-fact in accordance with Section 2.09, (ii) contain a standard “lock-up” with respect to the shares of Purchaser Common Stock being issued, (iii) specify that delivery of Certificates shall be effected (and risk of loss and title shall pass) only upon delivery of Certificates to the Purchaser and (iv) otherwise be in such form and have such customary provisions as the Company or Purchaser may reasonably request.

13.

(b) Exchange Procedures. At or following the Closing, upon surrender of a Certificate for cancellation to the Purchaser, together with a duly executed Letter of Transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate or certificates representing that whole number of shares of Purchaser Common Stock which such holder has the right to receive pursuant to Section 2.06(a) and (ii) payment by check of funds in U.S. dollars representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive pursuant to the provisions of this Article II. The shares represented by a Certificate so surrendered shall forthwith be cancelled. As soon as practicable after the Effective Time, the Purchaser shall mail the Letter of Transmittal and instructions to the holder of record of each Certificate that was not surrendered at the Closing. In the event of a transfer of ownership of shares of Company Capital Stock that is not registered on the transfer records of the Company, a certificate representing the proper number of shares of Purchaser Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, may be issued to such transferee if the Certificate representing such shares of Company Capital Stock held by such transferee is presented to the Purchaser, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.08(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certificate representing shares of Purchaser Common Stock and cash in lieu of fractional shares, as provided in this Article II. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Purchaser, the granting by such Person of a contractual indemnity or the posting by such Person of a bond in such reasonable amount as the Purchaser may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Purchaser will deliver in exchange for such lost, stolen or destroyed Certificate, a certificate representing the proper number of shares of Purchaser Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, with respect to the shares of Company Capital Stock formerly represented thereby.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to shares of Purchaser Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.08. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, or on unpaid dividends and distributions, if any.

(d) No Further Ownership Rights in Company Capital Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock on the records of the Company. From and after the Effective Time, except for Purchaser and Merger Sub, the holders of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights as a shareholder with respect to such shares except as provided by applicable Law, and all certificates of Purchaser Common Stock and cash in lieu of fractional shares delivered pursuant to this Article II upon the surrender or exchange of Certificates shall be deemed to have been delivered in full satisfaction of all rights pertaining to the shares of Company Capital Stock theretofore represented by such Certificate.

14.

(e) No Liability. Neither Purchaser nor the Surviving Corporation shall be liable to any person in respect of any shares of Purchaser Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any cash in lieu of fractional shares or any dividends or distributions with respect to whole shares of Purchaser Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Purchaser, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Withholding. Purchaser, the Company, Merger Sub and the Surviving Corporation, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement such amounts that Purchaser, the Company, Merger Sub or the Surviving Corporation is required to deduct and withhold under the Code, the rules and regulations promulgated thereunder or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld, such amounts shall be treated for all purposes as having been paid to the holder of Company Capital Stock, Company Options or Company Warrants in respect of which such deduction and withholding was made.

Section 2.09 Shareholder Representative. The Shareholder Representative is hereby appointed as agent and attorney-in-fact, for and on behalf of each holder of Company Capital Stock, Company Options and Company Warrants (collectively, the “Holders”), to give and receive notices and communications, to authorize payment to Purchaser from the Escrow Fund in satisfaction of any Loss (as herein defined) suffered or incurred by a Purchaser Indemnified Party (as herein defined) pursuant to Section 9.02, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. A decision, act or consent of, or instruction from the Shareholder Representative shall constitute a decision of the Holders, and shall be final, binding and conclusive upon the Holders; and Purchaser and the Escrow Agent may rely upon any such decision, act or consent of, or instruction from, the Shareholder Representative as being the decision, act or consent of, or instruction from, the Holders. The Escrow Agent, Purchaser and the Surviving Corporation are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act or consent of, or instruction from, the Shareholder Representative. The Shareholder Representative may be changed by the Holders from time to time upon not less than ten (10) days’ prior written notice to the Escrow Agent and Purchaser; provided that a Shareholder Representative may not be removed unless Holders of a majority in interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. The Shareholder Representative shall not be liable for any act done or omitted hereunder or under the Escrow Agreement as Shareholder Representative absent bad faith or gross negligence. In all questions arising hereunder or under the Escrow Agreement, the Shareholder Representative may rely on the advice of counsel, and will not be liable to the Holders or any other person or party for anything done, omitted or suffered in good faith by the Shareholder Representative based on such advice. The Holders by

15.

or on whose behalf the Escrow Fund will be contributed shall severally indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder or under the Escrow Agreement, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative. Prior to the Closing, the Company may prepay the costs and expenses of the Shareholder Representative in an amount not to exceed $75,000, $25,000 of which shall cover expenses associated with the engagement of the Shareholder Representative and $50,000 of which shall cover any expenses incurred by the Shareholder Representative in connection with fulfilling its obligations under this Agreement and the Escrow Agreement. Any portion of such $50,000 remaining unspent by the Shareholder Representative upon the completion of its duties pursuant to this Agreement and the Escrow Agreement shall be paid by the Shareholder Representative to the Purchaser in cash. Any amounts spent by the Shareholder Representative pursuing or defending any claims pursuant to Article IX hereof finally determined adversely, in accordance with the provisions of this Agreement, to the parties represented by the Shareholder Representative in such action shall be paid to the Purchaser out of the Escrow Fund, which shares shall be valued at the Purchaser Stock Price.

Section 2.10 Securities Act Exemption. The Purchaser Common Stock to be issued in the Merger is intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act and from applicable state securities laws. The Company will use reasonable efforts to facilitate its shareholders taking all reasonable actions and executing all necessary documents to qualify the issuance of Purchaser Common Stock for such exemptions. Without limiting the generality of the foregoing, the Company will use reasonable efforts to facilitate the Purchaser Common Stock to be issued in the Merger being exempt from the registration requirements of the Securities Act pursuant to Rule 506 promulgated thereunder, including using reasonable efforts to facilitate the appointment of a “purchaser representative” on behalf of the Company’s shareholders who are not “accredited investors,” as such terms are defined in Rule 501 promulgated under the Securities Act. For the avoidance of doubt, reliance on Section 4(2) of the Securities Act without complying with the requirements of Regulation D promulgated thereunder shall be sufficient to comply with the requirements of this Section 2.10 and shall not give rise to any termination right of either party hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser that the statements contained in this Article III are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the Company Disclosure Schedule. Nothing in the Company Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Company Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Company Disclosure

16.

Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article III; provided, however, that any information disclosed therein under any section number shall be deemed to be disclosed and incorporated in any other section of the Company Disclosure Schedule where such disclosure would be appropriate and reasonably apparent from the description in the Company Disclosure Schedule. Disclosure of any information or document in the Company Disclosure Schedule shall not be deemed a statement or admission that it is material or required to be disclosed therein.

Section 3.01 Organization, Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company is duly qualified or licensed to do business, and is in good standing, as a foreign company in each jurisdiction where the character of the Assets or the nature of its activities makes such qualification or licensing necessary except where the failure to so qualify or be licensed would not have a Company Material Adverse Effect, all of which jurisdictions are set forth on the Company Disclosure Schedule. The Company has full power and authority to conduct its business as it is now being conducted and to own, operate or lease the Assets. The Company has heretofore delivered to the Purchaser true and correct copies of its articles of incorporation and by-laws as in effect on the date hereof. The Company has all requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party, to carry out its obligations under this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

Section 3.02 Capitalization. The authorized, issued and outstanding shares of Company Capital Stock are as set forth in Section 3.02 of the Company Disclosure Schedule and are held of record (and, to the Knowledge of the Company, beneficially) by the Persons and in the amounts and classes or series of shares as set forth in Section 3.02 of the Company Disclosure Schedule. All outstanding shares of Company Capital Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or Contracts pursuant to which they are issuable, duly authorized, validly issued, fully paid and non-assessable. None of the outstanding shares of Company Capital Stock are subject to preemptive rights created by statute, the Restated Articles or any Contract to which the Company is a party or by which it is bound. Other than as disclosed in Section 3.02 of the Company Disclosure Schedule with respect to the Company Preferred Stock, there are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the Company Capital Stock are as set forth in the Restated Articles and the Company’s by-laws, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable in accordance with all applicable Law. None of such outstanding shares of Company Capital Stock has been issued in violation of any preemptive rights, rights of first refusal or similar rights. Section 3.02 of the Company Disclosure Schedule sets forth a complete and correct list of the holders of all Company Options and Company Warrants outstanding as of the date hereof, including: (a) the date of grant or issuance; (b) the exercise price; (c) the vesting schedule and expiration date; and (d) any other material terms, including any terms regarding the acceleration of vesting. No Company Option (i) has a per share exercise price lower than the fair market value of one share of the Company Capital Stock underlying such option on the date of grant of such Company Option as determined in good faith by the board of directors of the Company, or (ii) has had its grant date

17.

backdated. Except as set forth in Section 3.02 of the Company Disclosure Schedule, there are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character to which the Company is a party or by which the Company is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional capital stock or any securities or obligations convertible into or exchangeable for such capital stock or to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right or agreement. There are no voting trust agreements or other Contracts or understandings restricting or otherwise relating to voting, dividend or other rights with respect to the capital stock of the Company. The Company does not have any Subsidiaries and does not own, directly or indirectly, any capital stock or other equity interest in any corporation, partnership, joint venture or other entity. Payment of the Merger Consideration to the Persons and in the amounts set forth in Section 2.06 will satisfy the terms of the Restated Articles applicable to the transactions contemplated hereby based on the value of the Purchaser Common Stock as set forth herein.

Section 3.03 Authorization. The board of directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions declaring that this Agreement, the Ancillary Agreements, the Merger and the transactions contemplated hereby and thereby are in the best interests of its shareholders and recommending that its shareholders approve this Agreement, the Ancillary Agreements, the Merger and the transactions contemplated hereby and thereby. The Shareholder Approval is the only vote of holders of any class or series of capital stock or other securities of the Company necessary to approve this Agreement, the Ancillary Agreements, the Merger and the transactions contemplated hereby and thereby. Subject to obtaining the Shareholder Approval, the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is party, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Company and its shareholders. This Agreement has been, and each Ancillary Agreement to which the Company is a party will be, duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement is, and each Ancillary Agreement to which the Company is a party, when so duly executed and delivered will be, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

Section 3.04 No Violation. Subject to obtaining the Shareholder Approval, the execution, delivery and performance of this Agreement and the Ancillary Agreements do not and will not (a) violate or conflict with the articles of incorporation or by-laws of the Company, (b) conflict with or violate any Law or Governmental Order applicable to the Company, or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or result in the loss of any benefit under or result in the creation of any Lien on any of the Assets pursuant to,

18.

any Contract, License or other instrument to which the Company is a party or by which any of the Assets are bound or affected, except for Liens created by or through the Purchaser or any of its Affiliates.

Section 3.05 Approvals. Subject to obtaining the Shareholder Approval, the execution and delivery of this Agreement and the Ancillary Agreements by the Company do not, and the performance of this Agreement and the Ancillary Agreements by the Company will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or other Person under any Law or Contract.

Section 3.06 Financial Statements and Other Information.

(a) True, correct and complete copies of the Company’s unaudited balance sheets as of December 31, 2005, 2006 and 2007 and the related unaudited statements of operations and cash flows for the years then ended (collectively, the “Company Financial Statements”) are set forth in Section 3.06 of the Company Disclosure Schedule. The unaudited balance sheet of the Company as of December 31, 2007 is referred to as the “Company Balance Sheet”.

(b) The Company Financial Statements are in accordance with the books and records of the Company and have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, and the balance sheets included therein present fairly as of their respective dates the financial condition of the Company. All liabilities and obligations, whether absolute, accrued, contingent or otherwise, whether direct or indirect, and whether due or to become due, which existed at the date of the Company Balance Sheet have been disclosed in the Company Balance Sheet to the extent such liabilities were required, under GAAP, to be so disclosed. The statements of operations and cash flows included in the Company Financial Statements present fairly the results of operations and cash flows of the Company for the periods indicated. The statements of operations included in the Company Financial Statements do not contain any material items of special or non-recurring income or other income not earned, or omit any expenses incurred, in the ordinary course of business except as expressly specified therein. The statements of operations and cash flows included in the Company Financial Statements reflect all costs that have historically been incurred by the Company. The Company’s business has not been conducted through any Person other than the Company.

(c) The accounts receivable of the Company as set forth on the Company Balance Sheet or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and, except as set forth in the Company Disclosure Schedule, are collectible at the full recorded amount thereof (less, in the case of accounts receivable appearing on the Company Balance Sheet, the recorded allowance for collection losses on the Company Balance Sheet) over the period of usual trade terms (by use of the Company’s normal collection methods without resort to litigation or reference to a collection agency). The allowance for collection losses on the Company Balance Sheet has been determined in accordance with GAAP consistent with past practice.

19.

(d) Except as set forth in the Company Disclosure Schedule, the liabilities on the Company Balance Sheet consist solely of accrued obligations and liabilities incurred by the Company in the ordinary course of business to Persons which are not Affiliates of the Company. There are no liabilities of the Company of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, determined or determinable or otherwise, including, without limitation, documentary or standby letters of credit, bid or performance bonds, or customer or third party guarantees, and no existing condition, situation or set of circumstances that could reasonably result in such a liability, other than (i) liabilities disclosed in the Company Financial Statements, and (ii) liabilities which have arisen after the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice (none of which is a liability for breach of contract, breach of warranty, tort, infringement claim or lawsuit) which liabilities, individually or in the aggregate, are not material.

(e) The books, records and accounts of the Company accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of the Company. The Company has not engaged in any transaction with respect to its business, maintained any bank account for its business or used any of the funds of the Company, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Company.

(f) The Company Disclosure Schedule lists the name and address of every bank and other financial institution in which the Company or its Affiliates maintain an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access thereto.

Section 3.07 Absence of Certain Changes or Events.

(a) Since December 31, 2007, except as contemplated by this Agreement, the Company has conducted its business in all material respects in the ordinary course consistent with past practice. Since December 31, 2007, there has been no material adverse change in the Assets or liabilities, or in the business, condition (financial or otherwise) or results of operations, of the Company, whether as a result of any legislative or regulatory change, revocation of any License or right to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or otherwise, and, to the Knowledge of the Company, no fact or condition exists or is contemplated or threatened which would reasonably be anticipated to cause such a change in the future.

(b) Without limiting the generality of the foregoing, since December 31, 2007, except as contemplated by this Agreement, the Company has not:

(i) except in the ordinary course of business consistent with past practice granted any Lien (other than a Permitted Lien) on any Asset;

(ii) except for bonuses earned in 2007 under the Company’s incentive compensation plans not to exceed $360,000 in the aggregate and the amendments to outstanding Company Options referenced in Section 5.03 hereof, granted or agreed to grant any bonus to any Company Employee or made any increase in the rate of salary or in the other compensation or benefits of any Company Employee, or adopted or amended any Employee Benefit Plan or entered into any employment agreement or committed to do any of the foregoing;

20.

(iii) except for sales of inventory in the ordinary course of business and consistent with past practice of the Company, sold, assigned, transferred, leased or otherwise disposed of any Assets having a value individually or in the aggregate exceeding $10,000;

(iv) except as required by GAAP, made any material change in any method of accounting or accounting practice relating to the Company;

(v) failed to pay or discharge when due any liability or obligation;

(vi) commenced any new lines of business;

(vii) paid or declared any dividend or other distribution with respect to any shares of capital stock;

(viii) issued any shares of capital stock or other security (including, without limitation, securities convertible into or rights to acquire shares of capital stock of the Company);

(ix) borrowed any amount or incurred or become subject to any liability (absolute, accrued or contingent), except current liabilities incurred and liabilities under Contracts entered into in the ordinary course of business;

(x) suffered any loss of any Asset or waived any right of substantial value whether or not in the ordinary course of business;

(xi) received written notice of termination from any of the suppliers or customers of the Company required to be disclosed pursuant to Section 3.19;

(xii) delayed or postponed the payment of accounts payable and other liabilities;

(xiii) entered into any transaction affecting the Assets of the Company except in the ordinary course of business; and

(xiv) except as contemplated by this Agreement, entered into any commitment or Contract to do any of the foregoing.

Section 3.08 Taxes. Except as set forth in the Company Disclosure Schedule:

(a) all Tax Returns required to be filed by or on behalf of the Company have been filed in a timely manner with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed (taking into account all extensions);

(b) all such Tax Returns and the information and data contained therein are true, correct and complete for the periods covered by such Tax Returns;

21.

(c) all Taxes (whether or not shown on any Tax Return) payable by the Company have been fully and timely paid, and the cash reserves or accruals for unpaid Taxes provided in the books and records of the Company are sufficient for all unpaid Taxes of the Company for all periods through December 31, 2007;

(d) none of the Tax Returns of the Company are now under audit, investigation or examination by any Governmental Authority, there are no agreements, waivers or other arrangements in force providing for an extension of time with respect to the assessment or collection of any Tax or deficiency of any nature with respect to any such Tax Return, nor is any Action now pending or in progress or, to the Knowledge of the Company, threatened against the Company with respect to any Tax;

(e) no claim has been made in writing by a Governmental Authority in a jurisdiction where Tax Returns concerning or relating to the Company or its income, operations, Assets or activities have not been filed that the Company is or may be subject to taxation by that jurisdiction;

(f) the Company has withheld and paid to the appropriate Governmental Authorities all Taxes required to have been withheld and paid, including Taxes withheld and paid in connection with amounts paid or owing to any shareholder, employee, independent contractor, creditor or other third party;

(g) there are no Liens for Taxes imposed by any Governmental Authority outstanding against any of the Assets or the Company except Liens for current Taxes not yet due and payable;

(h) no power of attorney enabling any Person to represent the Company with respect to any Tax matter is currently in force;

(i) the Company is not a party to or bound by any Tax allocation, Tax sharing or Tax indemnity Contract or similar arrangement with any other party (whether or not written), and has no liability for the Taxes of any other Person as a transferee or successor, by Contract, or otherwise.

(j) the Company has never been included in any consolidated, combined, or unitary Tax Return;

(k) neither the Company nor any other Person on behalf of or with respect to the Company has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method initiated by the Company, and to the Company’s Knowledge, the Internal Revenue Service (“IRS”) has not proposed any such adjustment or change in accounting method, and there are no applications pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law with respect to the Company or (iii) requested any extension of time within which to file any Tax Return concerning or relating to the Company or its operations, which Tax Return has since not been filed;

22.

(l) the Company does not own any interest in any entity that is treated as a partnership for U.S. federal income Tax purposes or would be treated as a pass-through or disregarded entity for any Tax purpose;

(m) the Company has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement;

(n) the Company has not (i) “participated” in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 or (ii) taken any reporting position on a Tax Return, which reporting position (A) if not sustained, would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any predecessor statute or any corresponding provision of any such statute or state, local or foreign Tax law), and (B) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or corresponding provision of any such predecessor statute or state, local or foreign Tax law);

(o) (i) none of the Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code, and (ii) none of the Assets is a lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986;

(p) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and

(q) The Company is not a party to any Contract that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any similar provision of state, local, or foreign Law).

(r) The Company has not taken or agreed to take any action, has not failed to take any action or knows of no fact, Contract, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.09 Litigation. Except as set forth in the Company Disclosure Schedule, there are no Actions pending or, to the Knowledge of the Company, overtly threatened against the Company or the Assets. With respect to each Action described in the Company Disclosure Schedule, copies of all pleadings, filings, correspondence with opposing parties and their counsel, opinions of counsel, results of studies, judgments, orders, attachments, impositions of or recordings of Liens and other documents have been furnished to the Purchaser. The Company is not subject to any Governmental Order.

23.

Section 3.10 Compliance with Laws. The Company has conducted its business in compliance in all material respects with all Laws and Governmental Orders applicable to the Company. No investigation or review by any Governmental Authority with respect to the Company is pending or, to the Knowledge of the Company, overtly threatened, nor has any Governmental Authority indicated in writing to the Company an intention to conduct the same. Neither the Company nor, to the Knowledge of the Company, any shareholder, director, officer, consultant or employee of the Company (in their capacity as such), is in default in any material respect with respect to any Governmental Order. There is no existing Law which would prohibit or materially restrict or otherwise materially adversely affect the Company from conducting its business in any jurisdiction in which it is now being conducted.

Section 3.11 Property.

(a) The Company owns no real property.

(b) Section 3.11(b) of the Company Disclosure Schedule identifies each real or personal property leased or subleased by the Company (the “Leased Property”). All leases and subleases with respect to such Leased Property (the “Property Leases”) are subject to no Liens except Permitted Liens.

(c) True and complete copies of the Property Leases have been made available to the Purchaser. Subject to the terms of the respective Property Leases, the Company has a valid and subsisting leasehold or subleasehold estate in each Leased Property. The Property Leases are in full force and effect and neither the Company nor, to the Knowledge of the Company, any other party to any Property Lease is in default thereunder.

Section 3.12 Environmental Matters. Except as set forth in Section 3.12 of the Company Disclosure Schedule: (a) the Company has complied at all times in all material respects with all applicable Environmental Laws; (b) to the Knowledge of the Company, no property currently or formerly owned or operated by the Company (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance that could require remediation or result in liability pursuant to any Environmental Law; (c) the Company is not subject to material liability for any Hazardous Substance disposal or contamination by the Company on any third party property; (d) the Company has not Released any Hazardous Substance; (e) the Company has not received any notice, demand, letter, material claim or request for information alleging that the Company may be in violation of or subject to material liability under any Environmental Law; (f) the Company is not subject to any order, decree, injunction or other arrangement with any Governmental Authority or any indemnity or other agreement with any third party relating to material liability or obligations concerning any Environmental Law or otherwise relating to any Hazardous Substance; (g) there are no other circumstances or conditions involving the Company that are reasonably likely to result in any material claim, material liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (h) the Company has made available to Purchaser copies of all written environmental reports, studies, assessments, sampling data and any other material environmental information in its possession relating to the Company or its respective current and former properties or operations.

24.

Section 3.13 Condition of the Assets and Related Matters.

(a) The Assets will, as of the Closing Date, constitute all of the assets (other than human capital) necessary for the conduct of the Company’s business in all material respects as currently conducted.

(b) The Assets are in good operating condition, ordinary wear and tear excepted, are usable in the ordinary course of business, are adequate and suitable for the uses to which they are being put and conform in all material respects to all applicable Laws relating to their construction, use and operation. None of the Assets are in need of maintenance or repairs other than ordinary routine maintenance and repairs which are not material, individually or in the aggregate, in nature or cost.

Section 3.14 Employee Plans and Labor Matters.

(a) Section 3.14(a) of the Company Disclosure Schedule lists each “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each other employment, severance, termination, change in control, incentive, retention, deferred compensation, stock option or other equity-related, fringe benefit, vacation, sick pay, life insurance or other compensatory plan, program, policy, agreement or arrangement that is (i) maintained or contributed to by the Company or with respect to which the Company is obligated to contribute and (ii) either (A) covers any current or former employee, director or consultant, or any beneficiary or dependent of any of the foregoing or (B) with respect to which the Company could reasonably be expected to have any liability (each an “Employee Plan” and, together, the “Employee Plans”).

(b) The Company has delivered or made available to Parent, with respect to each Employee Plan, true and complete copies of the governing documents for the plan and for any related funding vehicle, including any amendments thereto, and, where applicable, (i) any summary plan descriptions and summaries of material modifications, (ii) the annual report on Form 5500, the Form PBGC-1 filing, the annual accounting report and the annual actuarial valuation report, in each case for the two most recent plan years, and (iii) the most recent IRS favorable determination or opinion letter and any pending application for a determination letter or opinion letter.

(c) No Employee Plan is subject to Section 412 of the Code or Title IV of ERISA and neither the Company nor any entity that, together with the Company, would be treated as a single employer under Section 414 of the Code (an “ERISA Affiliate”) has sponsored, maintained or contributed to, or had any obligation to sponsor, maintain or contribute to, any employee benefit plan subject to Title IV of ERISA. No Employee Plan is a “multiemployer plan” as that term is defined in Section 3(37) of ERISA and neither the Company nor any ERISA Affiliate has contributed to or been obligated to contribute to a multiemployer plan. No Employee Plan covers solely or primarily employees of the Company or any ERISA Affiliate who reside permanently outside the United States.

25.

(d) Each Employee Plan has been maintained and administered in all material respects in compliance with its terms and applicable Law. The Company has timely made all payments, contributions and deposits required to be made by it under or in connection with each Employee Plan. There are no pending or overtly threatened claims, proceedings or demands (other than routine claims for benefits) under or with respect to any Employee Plan and, to the Company’s Knowledge, no facts exist which could be reasonably expected to give rise to any such claims, proceedings or demands. With respect to each Employee Plan which is a group health plan within the meaning of Section 5000(b)(1) of the Code, (i) the Company has complied in all material respects with the provisions of Section 4980B of the Code; and (ii) no event has occurred and no circumstance exists under which the Company has incurred or may incur, direct or indirect liability by reason of a failure to comply with the requirements of Section 4980B of the Code which could become a liability of the Purchaser. Except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (within the meaning of Code Section 4980B), the Company has no obligation to provide or make available post-employment health or other welfare benefits or coverage for any current or former employee, director or other personnel. No compensation paid or required to be paid under any Employee Plan was, is or will be subject to additional tax under Section 409A(1)(B) of the Code or non-deductible by reason of Section 280G of the Code.

(e) Neither the Company nor any of its ERISA Affiliates has used services or workers provided by third party contract labor suppliers, temporary employees, leased employees, or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any Employee Plan or the imposition of penalties or excise taxes with respect to any Employee Plan by the IRS, the Department of Labor or any other Governmental Authority.

(f) Labor Matters. The schedule previously provided by the Company to Purchaser contains a true and complete list of all Company employees (the “Company Employees”) and all other persons who are performing services for the Company on the date hereof, indicating for each the title and rate of compensation, and the amount of any accrued bonuses, vacation, sick leave, maternity leave and other leave as of the date of this Agreement. There are thirty (30) full-time Company Employees (those who are regularly scheduled to work 20 or more hours per week), three (3) part-time Company Employees (those who are regularly scheduled to work less than 20 hours per week), one (1) temporary Company Employee, no leased Company Employees and three (3) independent contractors. The Company is not in default with respect to any withholding or other employment Taxes or payments with respect to accrued vacation or severance pay on behalf of any employee or independent contractor for which it is obligated on the date hereof, and the Company will maintain and continue to make all such necessary payments or adjustments arising through the Closing Date. The Company has not instituted any “freeze” of, or delayed or deferred the grant of, any cost-of-living or other salary adjustment for any Company Employee. The Company has not engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age, disability or handicap in its employment conditions or practices. No employee or independent contractor has filed or, to the Company’s Knowledge, overtly threatened any claims against the Company relating to employment or similar matters (including compensation and benefits). There are not in existence or, to the Company’s Knowledge, threatened any (y) work stoppages respecting employees or independent contractors of the Company or (z) unfair labor practice

26.

complaints against the Company. The Company is not a party to any collective bargaining Contract applicable to any Company Employees. No representation question exists respecting the Company Employees and no collective bargaining Contract is currently being negotiated by the Company covering its employees, nor is any grievance procedure or arbitration proceeding pending under any collective bargaining Contract and no claim therefor has been asserted. The Company has not received notice from any union or the Company Employees setting forth demands for representation, elections or for present or future changes in wages, terms of employment or working conditions. There have been no audits of the equal employment opportunity practices of the Company. The Company has previously delivered or otherwise made available to Purchaser true and complete copies of the current written personnel policies, manuals and/or handbooks of the Company and all service, employment, consulting, severance and termination Contracts with or for the benefit of, or otherwise relating to, any Company Employees or directors, officers, consultants or independent contractors of the Company. Neither the Company nor, to the Knowledge of the Company, any director, officer, Company Employee, consultant or independent contractor is in default in any material respect under any service, employment, consulting, severance or termination Contract relating to the Company. Except as set forth on Section 3.14(f) of the Company Disclosure Schedule or as required by Law, none of the execution, delivery or performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, in and of themselves, will result in any obligation to pay any directors, officers, Company Employees, consultants, independent contractors, former directors, officers, employees, consultants or independent contractors of the Company severance pay or termination, retention or other benefits or payments. No Company Employee or consultant or independent contractor of the Company has given written notice to, or received written notice from, the Company or any of its representatives of an intention to resign or that any such person’s employment or service may otherwise be terminated.

Section 3.15 Contracts. The Company Disclosure Schedule lists each currently effective Contract to which the Company is a party or any of the Assets are bound including (i) any employment, severance, consulting or other similar Contract with a Company Employee or consultant other than offer letters on the Company’s standard form (which has previously been provided to Purchaser) that do not include any post-termination payments or benefits (including severance or acceleration of vesting following termination); (ii) any Contract of indemnification, guaranty, support or similar commitment; (iii) any Contract containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any Person; (iv) any Contract relating to the disposition or acquisition of material assets or any material interest in any business enterprise outside the ordinary course of business; (v) any Contract relating to currency exchange, commodities or other hedging arrangements or any leasing transaction of the type required to be capitalized in accordance with GAAP; (vi) any Contract that contains restrictions with respect to payment of dividends or any other distribution; (vii) any joint venture, partnership agreement, limited liability company agreement and any other similar Contract (however named) involving a sharing of profits or losses by the Company with any other Person and (viii) any Contract containing payment obligations or rights of the Company in excess of $10,000 (together, the “Company Contracts”). True and correct copies of all of the Company Contracts have been furnished to the Purchaser. With respect to each Company Contract: (i) the agreement is legal, valid, binding, enforceable against the Company (and, to the Knowledge of the Company, each other party thereto) and in full force and effect, subject to

27.

(a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies; (ii) the agreement will continue to be legal, valid, binding, enforceable against the Company (and, to the Knowledge of the Company, each other party thereto) and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies; (iii) neither the Company nor, to the Company’s Knowledge, any other party thereto, is in breach or default in any material respect, and to the Company’s Knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default in any material respect, or permit termination, modification or acceleration, under the agreement; and (iv) neither the Company nor, to the Company’s Knowledge, any other party thereto has repudiated any provision of the agreement. There are no material liabilities of the Company or, to the Company’s Knowledge, any other party to any of the Company Contracts arising from any breach of or default in any provision thereof, nor has there occurred any material breach or default thereof by the Company which would permit the acceleration of any obligation of any party thereto or the creation of a Lien upon any of the Assets. There are no negotiations pending or in progress to revise any material terms of such Company Contracts in a manner that would reasonably be expected to have a materially negative impact on the Company.

Section 3.16 Insurance Policies. The Company Disclosure Schedule (a) contains a true, correct and complete description of all insurance agreements and policies maintained by the Company, and the type and amounts of coverage thereunder, and (b) reflects all such insurance required by Law. Such agreements and policies are in full force and effect, the Company is not delinquent with respect to any premium payments thereon, and the Company has not received any notice of cancellation or termination with respect to any such policy. Since January 1, 2003, the Company has not been refused insurance coverage, nor has any insurer otherwise reserved rights, nor has any claim in excess of $10,000 been made in respect of any such agreement or policy. The Company has not failed to give any notice or present any claim under any such insurance policy or agreement in due and timely fashion. There are no pending claims against such insurance agreements and policies by or on behalf of the Company. All retroactive premium adjustments under any worker’s compensation policy of the Company have been recorded in the Financial Statements in accordance with GAAP and are reflected in the Financial Statements.

Section 3.17 Records. The Company has records that accurately and validly reflect its transactions and accounting controls sufficient to insure that such transactions are (i) in all material respects executed in accordance with its management’s general or specific authorization and (ii) recorded in conformity with GAAP.

Section 3.18 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Affiliates.

28.

Section 3.19 Suppliers and Customers.

(a) The Company Disclosure Schedule lists (i) all suppliers of the Company to which the Company made payments during the fiscal year ended December 31, 2007, or expects to make payments during the fiscal year ending December 31, 2008, in excess of $250,000 and (ii) all customers of the Company that paid the Company during the fiscal year ended December 31, 2007 or that the Company expects will pay to the Company during the fiscal year ending December 31, 2008, more than $250,000.

(b) The Company has no information which would reasonably indicate that any of its customers or suppliers listed on the Company Disclosure Schedule intends to cease purchasing from, selling to or dealing with the Company, nor has any information been brought to the Company’s attention which would reasonably lead the Company to believe any such customer or supplier intends to alter in any material respect the amount of such purchases or sales or the extent of dealings with the Company or would alter in any material respect such purchases, sales or dealings in the event of the consummation of the transactions contemplated by this Agreement. The Company has no information which would reasonably indicate, nor has any information been brought to the Company’s attention which would reasonably lead the Company to believe that any customer of the Company will cancel outstanding or currently anticipated purchase orders placed by the Company which, individually or in the aggregate, exceed $250,000.

(c) Neither the Company, nor, to the Knowledge of the Company, any of its officers, directors or Affiliates, nor any immediate family member of any such officer, director or Affiliate, nor any entity controlled by one of more of the foregoing:

(i) owns, directly or indirectly, any interest in (excepting less than 2% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent, customer or client of the Company;

(ii) owns, directly or indirectly, in whole or in part, any Asset that the Company uses in the conduct of business; or

(iii) has, directly or indirectly, any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for routine claims in the ordinary course of business for accrued vacation pay and accrued benefits under employee benefit plans and agreements existing on the date hereof.

Section 3.20 Intellectual Property.

(a) Section 3.20(a) of the Company Disclosure Schedule sets forth a complete list of all Registered Intellectual Property. Each issued patent listed in Section 3.20(a) is valid and enforceable.

(b) Section 3.20(b) of the Company Disclosure Schedule sets forth a complete list of all Company Intellectual Property that is material to and necessary for conducting the business of the Company as it is currently being conducted.

29.

(c) Section 3.20(c) of the Company Disclosure Schedule sets forth a complete list of all Contracts relating to material technology, know-how and processes which the Company is licensed or authorized to use by others or which the Company has licensed or authorized for use by others, or is necessary to the material conduct of the Company’s business as presently conducted, other than (i) non-exclusive licenses to third-party software that is not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Company products; (ii) third-party software generally available on standard terms for less than $10,000; and (iii) nondisclosure and confidentiality agreements entered into in the ordinary course of business.

(d) The Company (i) owns all rights, title, and interest in all Company Intellectual Property free and clear of any Lien, including ownership of pending and accrued causes of action for patent, trademark, or copyright infringement, misappropriation, and unfair business practice relating to the Company Intellectual Property and has the sole and exclusive right to bring actions for infringement and misappropriation of such Company Intellectual Property, and (ii) owns free and clear of any Lien or otherwise has the right to use all Intellectual Property material to and necessary for conducting the business of the Company as it is currently conducted. The operation by the Company of its business does not infringe any Intellectual Property or other proprietary right of any other Person and there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property owned by the Company. The Company is not in material breach of, or material default under, any term of any Contract relating to Intellectual Property and no other party to any such Contract is in material breach thereof or material default thereunder.

(e) Each item of Registered Intellectual Property that is material to and necessary for conducting the business of the Company as it has been conducted during the six month period before Closing is valid and subsisting to the extent that all necessary registration, maintenance or annuity, and renewal fees due in connection with such item of Registered Intellectual Property prior to or during such six month period have been made; all necessary documents and certificates in connection with such Registered Intellectual Property required to have been filed prior to or during such six month period have been filed with the relevant patent, copyright, trademark or other authorities in the United States or non-United States jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property; and all patent, trademark, service mark and copyright applications set forth on Section 3.20(a) to the Company Disclosure Schedule have been duly filed. Section 3.20(e) of the Company Disclosure Schedule sets forth a list of those fees required to be paid within ninety (90) days of the date of this Agreement to maintain the Registered Intellectual Property.

(f) All employees, agents, consultants, contractors, or other Persons who have contributed to or participated in the creation or development of any Company Intellectual Property, including Company Software: (i) made such contribution pursuant to and within the scope of employment with the Company as an employee or otherwise as a party to a “work-for-hire” agreement under which the Company is deemed to be the owner and/or author, as applicable, of all right, title, and interest therein; or (ii) have executed a written assignment or other agreement to assign in favor of the Company transferring to the Company all right, title and interest in such Company Intellectual Property.

30.

(g) Section 3.20(g) of the Company Disclosure Schedule contains a list of the Company Software by name and version number that is currently being distributed or supported by the Company as a separate software product (“Company Product”). Except as set forth on Section 3.20(g) of the Company Disclosure Schedule: (i) the Company has developed the Company Software through its own efforts and for its own account without the aid or use of any consultants, agents, independent contractors or Persons (other than Persons that are employees of the Company or consultants and contractors that have assigned all rights in the Company Software to the Company); (ii) the Company owns the Company Software; (iii) no third party has any right to compensation from the Company by reason of, the use, exploitation, or sale of the Company Software; (iv) none of the Company Software contains any source code or portions of source code (including any “third party software” or “free-ware”) created by any party other than the authors of the Company Software on behalf of the Company or that has otherwise been assigned to the Company; (v) the Company Software is not subject by Contract to any transfer, assignment, site, equipment, or other operational limitation; (vi) the Company has maintained and protected the Company Software that is a Company Product with appropriate proprietary notices (including, without limitation, the notice of copyright in accordance with the requirements of 17 U.S.C. § 401), confidentiality and non-disclosure agreements and such other measures as are reasonably necessary to protect the proprietary, trade secret or confidential information contained therein; (vii) the Company Software has been registered or may be eligible for protection and registration under applicable U.S. copyright law and has not been forfeited to the public domain; (viii) the Company has copies of all current releases or separate versions of the Company Software that is a Company Product; (ix) to the Company’s Knowledge, the Company Software does not infringe any copyright or other Intellectual Property rights of any other Person; (x) to the extent used in the business of the Company as it has been conducted during the six month period before Closing, for the Company Software that is a Company Product, the Company has the source code, system documentation, statements of principles of operation, as well as any pertinent release notes, explanation, compilers, workbenches, tools, and documentation regarding ongoing development used for the development, maintenance, implementation and use thereof, so that a computer programmer reasonably skilled in the applicable area could develop, maintain, support, compile and use all releases or separate versions of the same that are currently subject to maintenance obligations by the Company; (xi) there are no Contracts in effect with respect to the marketing, distribution, licensing or promotion of the Company Software by any other Person; (xii) the Company does not have any source code for the Company Software or other Company Intellectual Property held in escrow; and (xiii) the Company has not received any notice of, and the Company has no Knowledge of, any complaint, assertion, threat, or allegation that the Company Software infringes the rights of any third party.

(h) The Company does not use any Intellectual Property it does not own or have a license to use, including “off-the-shelf” software, and all licenses for “off the shelf” software used by the Company are fully paid or are paid for on an annual basis. Section 3.20(h) of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements granting to the Company any material right to use or practice any rights under any Intellectual Property other than commercially available “off-the-shelf” software and other than rights to use trade secrets or confidential information under confidentiality or nondisclosure agreements (collectively, the “Inbound License Agreements”), indicating for each the title and the parties thereto and the amount of any future royalty or license fee payable thereunder for which the Company is contractually obligated to pay as of the date of this Agreement.

31.

(i) Section 3.20(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements under which the Company licenses software or grants other rights in or to use or practice any rights under any Intellectual Property (collectively, the “Outbound License Agreements”), indicating for each the title and the parties thereto. As of the date of this Agreement, there is no material outstanding or overtly threatened dispute or disagreement with respect to any Inbound License Agreement or any Outbound License Agreement.

(j) Since April 1, 2005, until the date of this Agreement, no claims of any kind have been made by the Company against any third party that, and Company has no Knowledge that, any third party infringes, or has previously infringed, misappropriates, or has previously misappropriated, any Company Intellectual Property.

(k) No claims of any kind have been made or asserted, or threatened, by any party against the Company claiming or alleging that the Company or any of its products (including products currently under development), services, or methods of operation infringe, have infringed, or misappropriate the Intellectual Property of any third party, or constitute unfair competition.

(l) With respect to the Company’s trade secrets, know-how, proprietary processes, confidential business information, formulae, algorithms, models, user interfaces, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies, whether patentable or unpatentable and whether or not reduced to practice, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information and all other proprietary rights relating to any of the foregoing, the Company has taken reasonable steps in accordance with normal industry practice to protect its respective rights in such confidential information and trade secrets that the Company elects to keep confidential; all Company Employees and independent contractors of the Company are under written obligation to the Company to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment or Contract and to assign to the Company all inventions and know-how made by them within the scope of their employment or Contract; and, except under confidentiality obligations, there has been no disclosure by the Company of material confidential information or trade secrets that the Company elects to keep confidential.

(m) The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate or alter, any of the Company’s rights to own any of its Intellectual Property or their respective rights under any Inbound License Agreement or any Outbound License Agreement, nor require the consent of any Governmental Authority or third party in respect of any such Intellectual Property.

32.

(n) In connection with any collection of personally identifiable information, the Company has complied in all material respects with all Laws and its publicly available privacy policy (if any) relating to the collection, storage and onward transfer of all personally identifiable information collected by the Company.

Section 3.21 Licenses. The Company holds all Licenses necessary for the operation of its business as currently operated, all of which Licenses are set forth on the Company Disclosure Schedule. All of such Licenses are in full force and effect in all material respects, the Company is in compliance in all material respects with the terms of such Licenses, and no Action is pending nor, to the Knowledge of the Company, is overtly threatened to revoke or terminate any License or declare any License invalid in any material respect. The Company has taken all necessary action to maintain such Licenses.

Section 3.22 No Illegal or Improper Transactions. Neither the Company nor, to the Company’s Knowledge, any director, officer or employee of the Company has, directly or indirectly, used funds or other Assets of the Company, or made any promise or undertaking in such regards, for (a) illegal contributions, gifts, entertainment or other expenses relating to political activity, (b) illegal payments to or for the benefit of governmental officials or employees, whether domestic or foreign, (c) illegal payments to or for the benefit of any Person, or any director, officer, employee, agent or representative thereof, or (d) the establishment or maintenance of a secret or unrecorded fund, and there have been no false or fictitious entries made in the books or records of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB

The Purchaser and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the Purchaser Disclosure Schedule. Nothing in the Purchaser Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Purchaser Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Purchaser Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article IV; provided, however, that any information disclosed therein under any section number shall be deemed to be disclosed and incorporated in any other section of the Purchaser Disclosure Schedule where such disclosure would be appropriate and reasonably apparent from the description in the Purchaser Disclosure Schedule of any information or document in the Purchaser Disclosure Schedule shall not be deemed a statement or admission that it is material or required to be disclosed therein.

Section 4.01 Purchaser Organization, Etc. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of the Purchaser and Merger Sub is duly qualified or licensed to do

33.

business, and is in good standing, as a foreign corporation in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary, except where the failure to so qualify or be licensed would not have a Purchaser Material Adverse Effect. Merger Sub has been organized solely for the purpose of consummating the transactions contemplated hereby and does not, and has never, conducted any business or other operations. The Purchaser has full power and authority to conduct its business as it is now being conducted and to own, operate or lease the properties and assets it currently owns, operates or holds under lease. Each of the Purchaser and Merger Sub has heretofore made available to the Company true and correct copies of its organizational documents as in effect on the date hereof. Each of the Purchaser and Merger Sub has all requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party, to carry out its obligations under this Agreement and each of the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby.

Section 4.02 Capitalization. The authorized, issued and outstanding shares of Purchaser Capital Stock, and any options, warrants or other direct or indirect rights to acquire shares of Purchaser Capital Stock are as set forth in Section 4.02 of the Purchaser Disclosure Schedule and are held of record (and, to the Knowledge of Purchaser, beneficially) by the Persons and in the amounts and classes or series of shares as set forth in Section 4.02 of the Purchaser Disclosure Schedule. All outstanding shares of Purchaser Capital Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or Contracts pursuant to which they are issuable, duly authorized, validly issued, fully paid and non-assessable. None of the outstanding shares of Purchaser Capital Stock are subject to preemptive rights created by statute, the Purchaser’s certificate of incorporation or any Contract to which the Purchaser is a party or by which it is bound. None of the outstanding shares of Purchaser Capital Stock has been issued in violation of any preemptive rights, rights of first refusal or similar rights. Except as set forth in Section 4.02 of the Purchaser Disclosure Schedule (which sets forth the number of shares and class or series of Purchaser Capital Stock issuable upon the exercise thereof and the exercise price thereof) and as contemplated by this Agreement, there are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character to which the Purchaser is a party or by which the Purchaser is bound, obligating the Purchaser to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional capital stock or any securities or obligations convertible into or exchangeable for such capital stock or to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right or agreement. There are no voting trust agreements or other Contracts or understandings restricting or otherwise relating to voting, dividend or other rights with respect to the capital stock of the Purchaser. The Purchaser does not have any Subsidiaries and does not own, directly or indirectly, any capital stock or other equity interest in any corporation, partnership, joint venture or other entity.

Section 4.03 Authorization. The execution and delivery by each of the Purchaser and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party, the performance by each of the Purchaser and Merger Sub of its obligations hereunder and thereunder and the consummation by each of the Purchaser and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser and Merger Sub. This Agreement has been, and each Ancillary

34.

Agreement to which the Purchaser or Merger Sub is a party will be, duly executed and delivered by the Purchaser or Merger Sub, as applicable, and (assuming due authorization, execution, and delivery by the other parties thereto) this Agreement is, and each Ancillary Agreement to which the Purchaser or Merger Sub is a party will be, when duly executed and delivered, a legal, valid and binding obligation of the Purchaser or Merger Sub, as applicable, enforceable against the Purchaser or Merger Sub, as applicable, in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

Section 4.04 No Violation. The execution, delivery and performance of this Agreement and the Ancillary Agreements do not and will not (a) violate or conflict with the certificate of incorporation or by-laws of the Purchaser, Merger Sub or any other Subsidiary of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser, Merger Sub or any other Subsidiary of the Purchaser, or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or result in the creation of any Lien on any of the assets or properties of the Purchaser, Merger Sub or any other Subsidiary of the Purchaser pursuant to, any Contract, License or other instrument to which the Purchaser, Merger Sub or any other Subsidiary of the Purchaser is a party or by which any of the assets or properties of the Purchaser, Merger Sub or any other Subsidiary of the Purchaser are bound or affected, except for such violations, conflicts, breaches or defaults as would not have a Purchaser Material Adverse Effect.

Section 4.05 Approvals. The execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser and Merger Sub do not, and the performance of this Agreement and the Ancillary Agreements by the Purchaser and Merger Sub will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or other Person under any Law or Contract, other than the filing of the Certificate of Merger and such filings or registrations with, or authorizations, consents or approvals of Governmental Authorities the failure of which to make or obtain would not have a Purchaser Material Adverse Effect.

Section 4.06 Financial Statements and Other Information.

(a) True, correct and complete copies of the Purchaser’s unaudited consolidated balance sheets as of December 31, 2005, 2006 and 2007 and the related unaudited consolidated statements of operations and cash flows for the years then ended (collectively, the “Purchaser Financial Statements”) are set forth in Section 4.06 of the Purchaser Disclosure Schedule. The unaudited consolidated balance sheet of the Purchaser as of December 31, 2007 is referred to as the “Purchaser Balance Sheet”.

(b) The Purchaser Financial Statements are in accordance with the books and records of the Purchaser and its Subsidiaries and have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and the balance sheets included

35.

therein present fairly as of their respective dates the consolidated financial condition of the Purchaser. All liabilities and obligations, whether absolute, accrued, contingent or otherwise, whether direct or indirect, and whether due or to become due, which existed at the date of the Purchaser Balance Sheet have been disclosed in the Purchaser Balance Sheet to the extent such liabilities were required, under GAAP, to be so disclosed. The statements of operations and cash flows included in the Purchaser Financial Statements present fairly the consolidated results of operations and cash flows of the Purchaser for the periods indicated.

(c) Except as set forth in the Purchaser Disclosure Schedule, the liabilities on the Purchaser Balance Sheet consist solely of accrued obligations and liabilities incurred by the Purchaser in the ordinary course of business to Persons which are not Affiliates of the Purchaser. There are no liabilities of the Purchaser of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, determined or determinable or otherwise, including, without limitation, documentary or standby letters of credit, bid or performance bonds, or customer or third party guarantees, and no existing condition, situation or set of circumstances that could reasonably result in such a liability, other than (i) liabilities disclosed in the Purchaser Financial Statements, and (ii) liabilities which have arisen after the date of the Purchaser Balance Sheet in the ordinary course of business and consistent with past practice (none of which is a liability for breach of contract, breach of warranty, tort, infringement claim or lawsuit) which liabilities, individually or in the aggregate, are not material.

Section 4.07 Absence of Certain Changes or Events. Since December 31, 2007, there has been no Purchaser Material Adverse Effect.

Section 4.08 Litigation. There are no Actions pending or, to the Knowledge of the Purchaser, overtly threatened against the Purchaser or any of its Subsidiaries or their respective assets which would be reasonably likely to have a Purchaser Material Adverse Effect.

Section 4.09 Issuance. The shares of Purchaser Common Stock to be issued by the Purchaser hereunder have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will not be issued in violation of any preemptive rights, rights of first refusal or similar rights.

Section 4.10 Taxes. Neither Purchaser nor Merger Sub has taken or agreed to take any action, has failed to take any action or knows of any fact, Contract, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.11 Intellectual Property. Since December 1, 2005, neither the Purchaser nor any of its Subsidiaries has received any communication relating to any actual, alleged, or suspected infringement, misappropriation, or violation by the Purchaser or any of its Subsidiaries of any Intellectual Property of another Person. Since December 1, 2005, neither the Purchaser nor any of its Subsidiaries has received any communication relating to any request to license any Intellectual Property of another Person.

36.

ARTICLE IVA

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER REPRESENTATIVE

The Shareholder Representative represents and warrants to the Company, the Purchaser and Merger Sub that the statements contained in this Article IVA are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IVA)

Section 4A.01 Organization, Etc. The Shareholder Representative is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado.

Section 4A.02 Authorization. The execution and delivery by the Shareholder Representative of this Agreement and the Ancillary Agreements to which it is a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of the Shareholder Representative. This Agreement has been, and each Ancillary Agreement to which the Shareholder Representative is a party will be, duly executed and delivered by the Shareholder Representative, and (assuming due authorization, execution, and delivery by the other parties thereto) this Agreement is, and each Ancillary Agreement to which the Shareholder Representative is a party will be, when duly executed and delivered, a legal, valid and binding obligation of the Shareholder Representative, enforceable against the Shareholder Representative in accordance with its terms (except as the enforceability thereof may be limited by any public policy or Law limiting the power or scope of authority of representatives of equity holders generally, including, without limitation, as a result of any lack of privity of contract or any unlawful assignment of shareholder rights, any applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

Section 4A.03 No Violation. The execution, delivery and performance of this Agreement and the Ancillary Agreements do not and will not (a) violate or conflict with the certificate of formation and limited liability company agreement or other organizational and governing documents of the Shareholder Representative or (b) conflict with or violate any Contract or Governmental Order applicable to the Shareholder Representative.

ARTICLE V

COVENANTS

Section 5.01 General. Each of the parties will use its commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including obtaining the Shareholder Approval and satisfaction, but not waiver, of the closing conditions set forth in Articles VII and VIII below).

37.

Section 5.02 Access to Premises and Information. From the date hereof until the Effective Time or the earlier termination of this Agreement, the Company and Purchaser shall each (a) give the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party, (b) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to such party as such Persons may reasonably request and (c) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party in its investigation of such party. Any investigation pursuant to this Section shall be conducted upon reasonable prior notice to the other party, during regular business hours and in such a manner so as not to interfere unreasonably with the conduct of the business of the other party.

Section 5.03 Conduct of Business in Ordinary Course.

(a) The Company will conduct its business diligently, in the ordinary course and in substantially the same manner as it was previously conducted, and will not make or institute any unusual or novel purchase, sale, lease, change in management, accounting policy or operation that will vary materially from those methods used by it during the 12-month period ending on the date of this Agreement. Without limiting the foregoing, from the date hereof until the Closing Date, the Company will: (i) not amend its articles of incorporation (except pursuant to the Amendment) or by-laws, (ii) not acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any Person or (B) any material assets, except purchases in the ordinary course of business, (iii) not change the compensation of any of its officers, nor, except in the ordinary course of business consistent with past practice, increase any compensation (including, without limitation, any bonuses) payable to any Company Employee or consultant of the Company, not enter into any employment, severance or other Contract with any of its officers or any Company Employee or consultants and not enter into, amend or adopt any Employee Plan (provided that the Company may, prior to Closing and pursuant to documentation reasonably satisfactory to Purchaser, amend the terms of its 1999 Incentive Stock Plan, as amended, or any Company Option granted thereunder, to provide that (i) all outstanding Employee Options will vest in full on the one-year anniversary of the Closing Date and (ii) all holders of outstanding Director Options will be entitled to early exercise such Director Options), (iv) not enter into, amend or terminate any material Contract without the prior written consent of the Purchaser, except in the ordinary course of business, (v) not enter into any commitment to borrow money or subject to Lien any of the Assets, (vi) not sell or transfer any of the Assets or cancel any claim except in the ordinary course of business, (vii) not dispose of any shares of capital stock (or securities exchangeable for its shares of capital stock), or declare or pay any dividend or make any distribution in respect of any shares of capital stock of the Company or enter into any Contract with respect thereto except in accordance with the terms of this Agreement or as mutually agreed by the Purchaser and the Company, (viii) perform all material obligations under Licenses, the Company Contracts and other documents relating to or affecting the Company, all in the same manner as heretofore performed, (ix) use its commercially reasonable efforts to maintain and preserve the business of the Company, the goodwill and relationships with the Company Employees, customers, suppliers and others having a business relationship with the Company, and maintain all Licenses requisite to the conduct of its business as now conducted, (x) maintain in working condition all equipment and other personal property that are Assets, reasonable wear

38.

and tear excepted, (xi) comply with all Laws and Governmental Orders, (xii) not enter into any license, technology development or technology transfer agreement with any person or entity (other than the Purchaser) which would reasonably be expected to have a Company Material Adverse Effect, (xiii) not enter into negotiations with, or solicit offers from, any party, directly or indirectly, for the sale of all or substantially all of the Assets, (xiv) not, without the prior written consent of the Purchaser, directly or indirectly (1) change or make any election in respect of Taxes, (2) change or adopt any annual Tax accounting period or method of Tax accounting in any material respect, (3) file any amendment to a Tax Return, (4) enter into any closing agreement relating to any Tax, (5) settle or compromise any claim or assessment in respect of Taxes that would materially affect the Company or its income, operations, assets or activities, (6) surrender any right to claim a Tax refund or (7) consent to any extension or waiver of the limitations period applicable to any claim or assessment in respect of Taxes and (xv) not take any action or omit to take any action which act or omission would result in the inaccuracy of any of its representations and warranties set forth herein if such representations or warranties were to be made immediately after the occurrence of such act or omission.

Section 5.04 Updating of Disclosure Schedules. The Company undertakes to revise and update the Company Disclosure Schedule and the Purchaser undertakes to revise and update the Purchaser Disclosure Schedule as may be necessary from the date hereof until the Closing Date. No such update provided or revisions made to the Company Disclosure Schedule pursuant to this Section shall be deemed to be accepted by the Purchaser, nor cure any breach of any representation or warranty made in this Agreement, unless the Purchaser specifically agrees thereto in writing, nor shall any such update or revision thereto be considered to constitute or give rise to a waiver by the Purchaser of any condition set forth in this Agreement. No such update provided or revisions made to the Purchaser Disclosure Schedule pursuant to this Section shall be deemed to be accepted by the Company, nor cure any breach of any representation or warranty made in this Agreement, unless the Company specifically agrees thereto in writing, nor shall any such update or revision thereto be considered to constitute or give rise to a waiver by the Company of any condition set forth in this Agreement.

Section 5.05 Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will cooperate with the other and take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

Section 5.06 No Shopping.

(a) From and after the date hereof until the termination of this Agreement, without the express written consent of the Purchaser, the Company shall not, and shall cause its officers, directors, employees and representatives not to, directly or indirectly, (i) solicit or initiate discussions with any Person, other than the Purchaser, relating to the possible acquisition of the Company or any material part of the Assets, whether by way of merger, reorganization, purchase of shares of capital stock, purchase of Assets, management agreement, license agreement with respect to the Assets, or otherwise (any such acquisition or other transaction or agreement being referred to herein as an “Acquisition Transaction”), (ii) except as required in order for the board of directors of the Company to fulfill its fiduciary duties to the stockholders of the Company as reasonably determined by the board of directors of the Company in good faith

39.

after consultation with outside counsel, engage in negotiations with or provide information with respect to the Assets to any Person, other than the Purchaser, in connection with a possible Acquisition Transaction or (iii) except as required in order for the board of directors of the Company to fulfill its fiduciary duties to the stockholders of the Company as reasonably determined by the board of directors of the Company in good faith after consultation with outside counsel, enter into a transaction with any Person, other than the Purchaser, concerning a possible Acquisition Transaction. If after the date of this Agreement the Company receives an unsolicited offer or proposal relating to a possible Acquisition Transaction, the Company shall, within one Business Day, notify the Purchaser and provide information to the Purchaser as to the identity of the party making any such offer or proposal and the specific terms of such offer or proposal (including, without limitation, the proposed price and financing therefor).

(b) In the event that (i) the board of directors (or any committee thereof) of the Company (x) withdraws or modifies (in a manner adverse to Purchaser) its recommendation to the Company’s shareholders referred to Section 6.02 hereof or takes any action not explicitly permitted by this Agreement that would be inconsistent with its approval of the Merger, (y) causes or permits the Company to enter into (or publicly propose that the Company enter into) any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement or similar agreement with respect to any Acquisition Transaction or (z) approves or recommends or proposes to approve or recommend any Acquisition Transaction or any agreement, understanding or arrangement relating to any Acquisition Transaction (or resolves or authorizes or proposes to agree to do any of the foregoing actions) or (ii) the Company holds a meeting of its shareholders pursuant to Section 6.02 hereof and the Shareholder Approval is not obtained, then, in addition to any other remedy the Purchaser may be entitled to at Law or in equity, including specific performance, the Company shall immediately pay the Purchaser, as a negotiated fee and not liquidated damages, the amount of $800,000 plus all of Purchaser’s out-of pocket expenses incurred in connection with the transactions contemplated by this Agreement.

(c) The Company hereby recognizes and acknowledges that a breach of its obligations under this Section 5.06 will cause irreparable and material loss and damage to the Purchaser as to which the Purchaser will not have an adequate remedy at Law or in damages. Accordingly, the Company acknowledges and agrees that the issuance of an injunction or other equitable remedy is an appropriate remedy for any such breach.

Section 5.07 Consents. The Company and the Purchaser, as promptly as practicable (a) will make, or cause to be made, all filings and submissions under Law applicable to it, or to its Subsidiaries and Affiliates, as may be required for any party hereto to consummate the transactions contemplated hereby, (b) will use their respective commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Persons and Governmental Authorities necessary to be obtained by either of them in order to consummate such transactions, and (c) will use their respective commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for each of them to fulfill their respective obligations hereunder. The Company and the Purchaser will coordinate and cooperate with one another in exchanging information and supplying such reasonable assistance as may be reasonably requested by each in connection with the foregoing.

40.

Section 5.08 Public Announcements. Unless and to the extent required by Law, each party hereto will agree in advance prior to the issuance by either of them of any press release or the making of any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the agreement of the other party. In the event that any party is required to issue a press release or make a public statement by Law, it will use its commercially reasonable efforts to notify the other party of the contents thereof in advance of the issuance or making thereof.

Section 5.09 Confidentiality Obligations of the Parties. Each party will hold, and will cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all documents and information concerning the other party obtained from the other party either before or after the date of this Agreement in accordance with the terms of that certain Confidentiality Agreement, dated as of July 11, 2006, as amended, between the Purchaser and the Company.

Section 5.10 Updated Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each month prior to the Closing Date, commencing with January 31, 2008, each of the Company and the Purchaser shall deliver to the other an unaudited consolidated balance sheet and related unaudited consolidated statements of income and cash flows of such party as of and for the month then ended. All such financial statements of the Company shall be covered by and conform to the representations and warranties applicable to the Company Financial Statements set forth in Section 2.07 and shall be included in the term “Company Financial Statements” for purposes of this Agreement, and all such financial statements of the Purchaser shall be covered by and conform to the representations and warranties applicable to the Purchaser Financial Statements set forth in Section 4.05 and shall be included in the term “Purchaser Financial Statements” for purposes of this Agreement.

Section 5.11 Employee Matters.

(a) Immediately after the Effective Time, the Purchaser shall provide or cause the Surviving Corporation to provide the Continuing Employees with the same employee benefits they had immediately prior to the Effective Time. The Purchaser will either (i) maintain the Company’s existing welfare benefit and flexible benefit plans on substantially the same terms as are in effect on the date hereof through December 31, 2008 or (ii) provide the Continuing Employees with employee benefits on substantially the same terms and conditions as those provided to Purchaser’s similarly situated employees, in which case (A) the Continuing Employees will be credited with their service with the Company for purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans or programs of Purchaser and the Surviving Corporation in which they are eligible to participate if and to the extent such service was credited to such Continuing Employees under the Company’s corresponding employee benefit plans and programs and (B) the Continuing Employees will be credited with their out of pocket expenses or deductible amounts under analogous Company benefit plans (provided adequate proof and documentation of such expenses and amounts are provided) and their flexible spending plan elections (and carry over any unused flexible spending account balances) will be honored, with respect to the plan year in which the Effective Time occurs.

41.

(b) No term of this Agreement shall be deemed to create any contract between the Purchaser and any current employee of the Company which gives the employee the right to be retained in the employment of the Purchaser, the Company or any related employer, or to interfere with the Company’s right to terminate employment of any employee at any time or to change its policies regarding salaries, benefits and other employment matters at any time or from time to time.

(c) The representations, warranties, covenants and agreements contained herein are for the sole benefit of the parties hereto, and employees are not intended to be and shall not be construed as beneficiaries hereof. No provision of this Agreement shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company in respect of employment with the Purchaser in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan, agreement, policy or arrangement which may be established by the Purchaser. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans, agreements, policies or arrangements of the Purchaser.

Section 5.12 Certain Tax Matters.

(a) Transfer Taxes. The Shareholder Representative shall authorize timely payment from the Escrow Fund of all Transfer Taxes, and the Purchaser will, at its expense, file all necessary Tax Returns and other documentation required to be filed with respect to all Transfer Taxes.

(b) Tax Returns. Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns of the Company required to be filed after the Closing Date.

(c) Tax Audits. Purchaser shall control any and all Tax Contests. All costs, fees and expenses paid to third parties in the course of any Tax Contest relating to any Pre-Closing Period or any Pre-Closing Partial Period shall be borne by the Purchaser and the Company in the same ratio as the ratio in which, pursuant to the terms of this Agreement, they would share the responsibility for payment of the Taxes asserted by the Governmental Authority in such claim or assessment if such claim or assessment were sustained in its entirety.

(d) Straddle Periods. In the case of Taxes (other than Transfer Taxes) that are payable with respect to any Straddle Period, the portion of any such Tax that is attributable to a Pre-Closing Partial Period shall be:

(i) in the case of income Taxes or any other Taxes resulting from, or imposed on, sales, receipts, uses, transfers or assignments of property or other assets, payments or accruals to other Persons (including, without limitation, wages), or any other similar transaction or transactions, the amount that would be payable for the Pre-Closing Partial Period if the Company filed a separate Tax Return with respect to such Taxes solely for the Pre-Closing Partial Period; and

(ii) in the case of all other Taxes, an amount equal to the amount of Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the Pre-Closing Partial Period and the denominator of which is the number of calendar days in the entire Straddle Period.

42.

(e) Purchaser and the Company shall use commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Purchaser and the Company shall report the Merger as a reorganization in compliance with Treasury Regulations Section 1.368-3.

Section 5.13 Financial Statement Audit. Promptly following the date hereof, the Company will engage an audit firm approved by Purchaser to conduct an audit of the Company’s financial statements and, if requested by Purchaser, assist with filing such financial statements with the Securities and Exchange Commission. The Company and its employees, counsel and other authorized representatives will fully cooperate with such firm.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Proxy Statement and Shareholder Meeting.

(a) Proxy Statement. As soon as reasonably practicable after the date hereof the Company shall prepare, with the cooperation of Purchaser, a proxy statement for stockholder solicitation of approval and adoption of this Agreement and the transactions contemplated hereby (the “Proxy Statement”). Each of the Company and Purchaser shall use its commercially reasonable efforts to cause the Proxy Statement to comply with all requirements of applicable federal and state securities laws. Each of the Company and Purchaser shall provide promptly to the other such information concerning its business and financial statements and affairs as may reasonably be required or appropriate for inclusion in the Proxy Statement or in any amendments or supplements thereto and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Proxy Statement. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company and Purchaser shall cooperate in delivering any such amendment or supplement to the holders of Company Capital Stock, Company Options and/or Company Warrants. The Proxy Statement shall include the unanimous and unqualified recommendation of the board of directors of the Company in favor of adoption of this Agreement and approval of the Merger and the conclusion of the board of directors of the Company that the terms and conditions of this Agreement and the Merger are fair, reasonable, advisable and in the best interests of the Company and its securityholders. The Company shall not include in the Proxy Statement any information with respect to Purchaser or its Affiliates, the form and content of which has not been approved by Purchaser.

(b) Amendments and Supplements. Each of the Company and Purchaser shall use its commercially reasonable efforts to cause the information relating to the Company and Purchaser included in the Proxy Statement not to, at the time such document is delivered to the holders of Company Capital Stock, Company Options and/or Company Warrants and at all times subsequent thereto, through and including the Effective Time, contain any untrue statement

43.

of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall promptly advise Purchaser, and Purchaser shall promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Purchaser shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Proxy Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Company and Purchaser shall cooperate in delivering any such amendment or supplement to the holders of Company Capital Stock, Company Options and/or Company Warrants. The Company shall not distribute the Proxy Statement, or any amendment or supplement thereto, to which the Purchaser reasonably objects, and the Company shall not and shall cause its representatives not to have any written, oral or other communication with the Holders which is in any way inconsistent with the Proxy Statement, or any amendment or supplement thereto. The Company shall, and shall cause its representatives to, use commercially reasonable efforts to obtain the requisite approval of all classes of Company Capital Stock, Company Options and/or Company Warrants to the adoption of this Agreement.

Section 6.02 Shareholder Meeting. As soon as reasonably practicable after the date hereof, the Company shall deliver by personal delivery or reputable overnight courier the Proxy Statement to all holders of Company Capital Stock, Company Options and/or Company Warrants entitled to vote on the approval and adoption of this Agreement and the transactions contemplated hereby and shall duly give notice of, convene and hold a meeting of its shareholders for the purpose of voting on the approval and adoption of this Agreement and shall, through its board of directors, recommend to its shareholders the approval and adoption of this Agreement.

Section 6.03 Blue Sky Laws. Purchaser shall use its commercially reasonable efforts, and the Company shall use its commercially reasonable efforts to assist Purchaser, to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Purchaser Common Stock in connection with the Merger. The certificates issued by Purchaser hereunder shall be legended as necessary to comply with applicable U.S. federal and state blue sky securities laws and to reflect applicable transfer restrictions.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER

The obligations of the Purchaser under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set forth below.

Section 7.01 Accuracy of Representations and Warranties. All representations and warranties of the Company contained in this Agreement, any Ancillary Agreement or any other agreement or written statement delivered by the Company to the Purchaser pursuant to this Agreement that are qualified as to materiality will be true and correct in all respects and those not so qualified shall be true and correct in all material respects on and as of the date of this Agreement. All representations and warranties of the Company contained in this Agreement, any Ancillary Agreement or any other agreement or written statement delivered by the Company

44.

to the Purchaser pursuant to this Agreement that are qualified as to materiality will be true and correct in all respects and those not so qualified shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of that date, other than inaccuracies in such representations and warranties (which will be subject to indemnification following the Closing pursuant to Section 9.02) that would not reasonably be expected to (a) cause a Company Material Adverse Effect or (b) result in losses, costs and expenses in excess of $1 million; provided, that the representations and warranties contained in Section 3.01, the second, third, fourth, fifth, sixth, eleventh and twelfth sentences of Section 3.02, Section 3.03 and Section 3.04(a) shall, if qualified as to materiality, be true and correct in all respects, and if not so qualified, be true and correct in all material respects.

Section 7.02 Performance. The Company will have performed, satisfied and complied in all material respects with all covenants, agreements, and conditions required by this Agreement and the Ancillary Agreements to be performed or complied with by it on or before the Closing Date.

Section 7.03 No Material Adverse Effect. There shall have been no Company Material Adverse Effect since the date of this Agreement.

Section 7.04 Certificates. The Purchaser will have received a certificate, dated the Closing Date, signed by the Chief Executive Officer of the Company, certifying that the conditions specified in Sections 7.01, 7.02 and 7.03 hereof have been fulfilled in all respects, and a certificate of the Secretary of the Company certifying as to authorization of the execution, delivery and performance of this Agreement and the Ancillary Agreements.

Section 7.05 Absence of Litigation. No Action by or before any Governmental Authority pertaining to the transactions contemplated by this Agreement or to their consummation will have been instituted or threatened in writing on or before the Closing Date.

Section 7.06 Legal Prohibition. On the Closing Date, no Governmental Order shall be in effect prohibiting consummation of the Merger or the other transactions contemplated hereby or which would make the consummation of such transactions unlawful and no Action shall have been instituted and remain pending before a Governmental Authority to restrain or prohibit the Merger or the other transactions contemplated by this Agreement and no adverse decision shall have been made by any such Governmental Authority which could materially and adversely affect the Company. No Law shall have been enacted the effect of which would be to prohibit, restrict, impair or delay the consummation of the Merger or the other transactions contemplated hereby or restrict or impair the ability of the Purchaser to own the Company or the Company to own or conduct its business.

Section 7.07 Consents, Approvals, Licenses, etc. All material authorizations, consents, waivers, approvals, orders, registrations, qualifications, designations, declarations, filings or other action required with or from any Governmental Authority, the consent of all parties to Company Contracts identified on Exhibit 7.07 and all other requirements of Law in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly obtained and shall be reasonably satisfactory to the Purchaser and its counsel. No such consent or approval (a) shall

45.

be conditioned on the modification, cancellation or termination of any provision of this Agreement, any Ancillary Agreement or any Company Contract, or (b) shall impose on the Purchaser or the Company any material condition, provision or requirement with respect to the operation of the Company’s business that is materially more onerous than the conditions imposed upon such operation prior to Closing, unless the Purchaser gives its prior written approval.

Section 7.08 Employment Arrangements. The Purchaser shall have entered into satisfactory employment arrangements with the individuals identified on Exhibit 7.08, including execution and delivery of the Purchaser’s standard confidentiality, non-compete (to the extent permitted by applicable law) and invention assignment agreement.

Section 7.09 Escrow Agreement. The Shareholder Representative shall have entered into the Escrow Agreement substantially in the form attached hereto as Exhibit 7.09.

Section 7.10 Closing Matters. All proceedings to be taken by the Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Purchaser and its counsel.

Section 7.11 Securities Act Exemption. The offer and sale of the Purchaser Common Stock to be issued in the Merger shall be exempt from the registration requirements of the Securities Act, as reasonably determined by Purchaser’s counsel.

Section 7.12 Opinion. The Purchaser shall have received a legal opinion, dated the Closing Date, from counsel to the Company substantially in the form attached hereto as Exhibit 7.12.

Section 7.13 FIRPTA. The Company shall have delivered a duly executed certificate in the form specified by Treasury Regulations Section 1.897-2(h).

Section 7.14 Shareholder Approval. The Shareholder Approval of this Agreement, the Merger, the Ancillary Agreements and the transactions contemplated hereby and thereby shall have been obtained in accordance with the CGCL and the Company’s articles of incorporation and by-laws.

Section 7.15 Resignations. The Company shall have delivered or cause to be delivered to the Purchaser the resignations effective as of the Closing Date of each of the directors and officers of the Company.

Section 7.16 Shareholder Agreement. The Shareholder Representative, on behalf of the holders of capital stock of the Company, shall have entered into the shareholder agreement substantially in the form attached hereto as Exhibit 7.16 (the “Shareholder Agreement”).

Section 7.17 Registration Rights Agreement. The Shareholder Representative, on behalf of the holders of capital stock of the Company, shall have entered into the registration rights agreement substantially in the form attached hereto as Exhibit 7.17 (the “Registration Rights Agreement”).

46.

Section 7.18 Dissenting Shares. Holders of no more than seven and one half percent (7.5%) of the outstanding shares of Company Capital Stock and no Holders of outstanding shares of Company Capital Stock that are Company directors and officers (or affiliates thereof) shall have exercised (or have any continued right to exercise) appraisal, dissenters’ or similar rights under applicable Law with respect to their shares by virtue of the Merger, which rights shall not have lapsed or been waived.

Section 7.19 Financial Condition. The Company shall have no Debt, and shall have cash in excess of its aggregate Transaction Expenses that have not been paid.

Section 7.20 Warrants. The Company shall have given notice of the transactions contemplated by this Agreement to each holder of a Company Warrant listed on Exhibit 7.20 in accordance with the terms of the applicable Company Warrant.

Section 7.21 Existing Shareholder Agreements. The Amended and Restated Voting Agreement, dated as of March 10, 2005, by and among the Company and the other parties thereto and the Amended and Restated Shareholder Rights Agreement, dated as of March 10, 2005, by and among the Company and the other parties thereto, shall have been terminated.

Section 7.22 Success Fee Documentation. The Company and John Kingery shall have entered into a written agreement, in form reasonably satisfactory to the Purchaser, documenting the terms of the Initial Success Fee and True Up Success Fee and Mr. Kingery’s agreement that payment of the amounts set forth in this Agreement and the Escrow Agreement will satisfy his entitlement to such fees in full, and the board of directors of the Company (including a majority of independent directors) shall have approved such agreement.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company under this Agreement are subject to the satisfaction, at or before the Closing, of all of the conditions set forth below.

Section 8.01 Accuracy of Representations and Warranties. All representations and warranties by the Purchaser contained in this Agreement, any Ancillary Agreement or any other agreement or written statement delivered by the Purchaser to the Company pursuant to this Agreement that are qualified as to materiality will be true and correct in all respects and those not so qualified will be true and correct in all material respects on and as of the date of this Agreement. All representations and warranties of the Purchaser contained in this Agreement, any Ancillary Agreement or any other agreement or written statement delivered by the Purchaser to the Company pursuant to this Agreement that are qualified as to materiality will be true and correct in all respects and those not so qualified shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of that date, other than inaccuracies in such representations and warranties (which will be subject to indemnification following the Closing pursuant to Section 9.01) that would not reasonably be expected to (a) cause a Purchaser Material Adverse Effect or (b) result in losses, costs and expenses in excess of $1 million; provided, that the representations and warranties

47.

contained in Section 4.01, the second, third, fourth and seventh sentences of Section 4.02, Section 4.03 and Section 4.04(a) shall, if qualified as to materiality, be true and correct in all respects and, if not so qualified, shall be true and correct in all material respects.

Section 8.02 Performance. The Purchaser will have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement and the Ancillary Agreements to be performed or complied with by it on or before the Closing Date.

Section 8.03 No Material Adverse Effect. There shall have been no Purchaser Material Adverse Effect since the date of this Agreement.

Section 8.04 Certification by the Purchaser. The Company will have received a certificate, dated the Closing Date, signed by the Chief Executive Officer of the Purchaser, on behalf of the Purchaser, certifying that the conditions specified in Sections 8.01, 8.02 and 8.03 hereof have been fulfilled in all respects.

Section 8.05 Absence of Litigation. No Action by or before any Governmental Authority pertaining to the transactions contemplated by this Agreement or to their consummation will have been instituted or threatened on or before the Closing Date.

Section 8.06 Legal Prohibition. On the Closing Date, no Governmental Order shall be in effect prohibiting consummation of the Merger or the other transactions contemplated hereby or which would make the consummation of such transactions unlawful and no Action shall have been instituted and remain pending before a Governmental Authority to restrain or prohibit the Merger or the other transactions contemplated by this Agreement. No Law shall have been enacted the effect of which would be to prohibit, restrict, impair or delay the consummation of the Merger or the other transactions contemplated hereby.

Section 8.07 Shareholder Approval. The Shareholder Approval of this Agreement, the Merger, the Ancillary Agreements and the transactions contemplated hereby and thereby shall have been obtained in accordance with the CGCL, the Company’s articles of incorporation and by-laws and the terms of all Company Contracts.

Section 8.08 Ancillary Agreements. The Purchaser shall have entered into the Ancillary Agreements to which it is a party.

Section 8.09 Closing Matters. All proceedings to be taken by the Purchaser in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company and its counsel.

Section 8.10 Letter Agreement. The Purchaser shall have delivered the Letter Agreement substantially in the Form attached hereto as Exhibit 8.10.

48.

ARTICLE IX

INDEMNIFICATION

Section 9.01 Indemnification by the Purchaser.

(a) Following the Closing the Purchaser shall indemnify, defend and hold harmless the officers, directors, stockholders and employees of the Company immediately prior to the Effective Time (collectively, the “Company Indemnified Parties”) against, and reimburse any Company Indemnified Party for, any and all losses, damages, Taxes, costs, expenses, liabilities, obligations and claims of any kind (including in respect of any Action brought by any Governmental Authority or any other Person) including reasonable attorneys’ and consultants’ fees and expenses and other legal costs and expenses reasonably incurred in prosecution, investigation, remediation, defense or settlement (collectively, “Losses”), that such Company Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i) the inaccuracy of any representations and warranties made by the Purchaser in this Agreement or any Ancillary Agreement (without regard to any materiality qualifier contained in such representation or warranty); and

(ii) any failure by the Purchaser to perform any of its covenants or agreements under this Agreement or any of the Ancillary Agreements.

(b) Notwithstanding any other provision in this Agreement to the contrary, the Purchaser shall not be required to indemnify, defend or hold harmless any Company Indemnified Party against or reimburse any Company Indemnified Party for any Losses pursuant to Section 9.01(a)(i) unless the Shareholder Representative, on behalf of such Company Indemnified Party, has notified the Purchaser in writing in accordance with Section 9.03(a) of a claim with respect to such matters within the survival period set forth in Section 9.04.

(c) Notwithstanding anything herein to the contrary, (i) the Purchaser’s maximum aggregate liability under Section 9.01(a) shall not exceed an amount equal to (A) number of the shares of Purchaser Common Stock escrowed pursuant to the Escrow Agreement on the Closing Date (less the number of shares equal to (1) any amount of Losses previously satisfied by Purchaser pursuant to this Section 9.01, divided by (2) the Purchaser Stock Price on the date that each such Loss was satisfied) multiplied by (B) the Purchaser Stock Price and (ii) all indemnification obligations pursuant to this Section 9.01 may be satisfied, at Purchaser’s election, by the payment of cash or the delivery of additional shares of Purchaser Common Stock (valued at the Purchaser Stock Price).

(d) There shall be no liability pursuant to Section 9.01(a) until such time as the total amount of Losses pursuant to Section 9.01(a) exceeds $75,000 in the aggregate. If the total amount of Losses pursuant to Section 9.01(a) exceeds $75,000, then the Company Indemnified Parties shall be entitled to be indemnified against all such Losses, including the first $75,000.

49.

Section 9.02 Indemnification by the Company.

(a) Following the Closing the former Holders of securities of the Company, acting through the Shareholder Representative, shall indemnify, defend and hold harmless the Purchaser, its Subsidiaries and their respective employees, officers, directors and stockholders (collectively, the “Purchaser Indemnified Parties”) against, and reimburse any Purchaser Indemnified Party for, any and all Losses that such Purchaser Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i) the inaccuracy of any representations and warranties made by the Company in this Agreement or any Ancillary Agreement (without regard to any materiality qualifier contained in such representation and warranty);

(ii) any failure by the Company to perform any of its covenants or agreements under this Agreement or any of the Ancillary Agreements;

(iii) any payments made to holders of Dissenting Shares in excess of $22.29 for each Dissenting Share and all related bona-fide out-of-pocket costs and expenses of the Purchaser in connection with the exercise of dissent or appraisal rights by holders of Dissenting Shares; and

(iv) all Taxes with respect to any Pre-Closing Period or Pre-Closing Partial Period.

(b) Notwithstanding any other provision in this Agreement to the contrary, the former Holders of securities of the Company, acting through the Shareholder Representative, shall not be required to indemnify, defend or hold harmless any Purchaser Indemnified Party against or reimburse any Purchaser Indemnified Party for any Losses pursuant to Section 9.02(a) unless such Purchaser Indemnified Party has notified the Shareholder Representative in writing in accordance with Section 9.03(a) of a claim with respect to such matters within the survival period for representations and warranties set forth in Section 9.04.

(c) Subject to Section 9.05, (i) the Escrow Fund shall be the sole source of recovery of any Purchaser Indemnified Party following the Closing and (ii) all indemnification obligations pursuant to this Section 9.02 shall be satisfied solely by the forfeiture of shares of Purchaser Common Stock deposited in the Escrow Fund, which shares shall be valued for this purpose at the Purchaser Stock Price.

(d) Except for claims pursuant to the last sentence of Section 2.09 and Section 9.02(e), there shall be no liability pursuant to Section 9.02(a)(i) and Section 9.02(a)(ii) until such time as the total amount of Losses pursuant to Section 9.02(a)(i) and Section 9.02(a)(ii) exceeds $75,000 in the aggregate. If the total amount of Losses pursuant to Section 9.02(a)(i) and Section 9.02(a)(ii) exceeds $75,000, then the Purchaser Indemnified Parties shall be entitled to be indemnified against all such Losses, including the first $75,000.

(e) Following the satisfaction of all properly asserted claims for Losses pursuant to Section 9.02(a) (and the expiration of time to bring any new claims for Losses pursuant to Section 9.02(a)) but prior to the release of any amounts remaining in the Escrow

50.

Fund to the former Holders of securities of the Company, the former Holders of securities of the Company, acting through the Shareholder Representative, shall cause to be paid to John Kingery a true up success fee (the “True Up Success Fee”) if any such True Up Success Fee is then owing to John Kingery as calculated in accordance with Section 9.02(f). The Escrow Fund shall be the sole source of payment of the True Up Success Fee and the True Up Success Fee shall be satisfied solely by the forfeiture of shares of Purchaser Common Stock deposited in the Escrow Fund, which shares shall be valued for this purpose at the True Up Share Price as defined in Section 9.02(f).

(f) The True Up Success Fee shall be payable in the event that the value of the Purchaser Common Stock received by John Kingery in accordance with Section 2.06 hereof upon the consummation of the Merger exceeds $22.29 per share on the day that is fifteen (15) months from the Closing Date (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the date hereof) (such higher per share value, the “True Up Share Price”). In the event that the Purchaser is acquired or engages in a similar transaction or series of transactions after the date hereof resulting in no Purchaser Common Stock being outstanding on the date that the True Up Success Fee is calculated and paid, the value of one share of Purchaser Common Stock for purposes of calculating the True Up Success Fee shall refer to the current value of the consideration received for one share of Purchaser Common Stock in connection with such acquisition or similar transaction or series of transactions. The value of the True Up Success Fee shall be determined by calculating the value of the Merger Consideration using the True Up Share Price (the “True Up Merger Consideration”) instead of $22.29. Mr. Kingery shall be entitled to 1.5% of the value of the of the True Up Merger Consideration for the first $15,000,000 of True Up Merger Consideration and 3% of the value of the True Up Merger Consideration in excess of $15,000,000 less (i) any amounts previously received as payment of the Initial Success Fee (valuing such shares received as payment of the Initial Success Fee at the True Up Share Price) and (ii) the value of any amounts in the Escrow Fund payable to Mr. Kingery on account of the issuance of the Initial Success Fee. For purposes of this Section 9.02(f), the term “Initial Success Fee” refers to the shares of Purchaser Common Stock received by Mr. Kingery upon consummation of the Merger on account of shares of Company Common Stock received by Mr. Kingery after the date hereof and prior to the consummation of the Merger for compensatory purposes.

(g) Notwithstanding anything in this Agreement or the Escrow Agreement to the contrary, the calculation and payment of the True Up Success Fee shall be the sole responsibility of the Holders acting through the Shareholder Representative, and neither the Company nor the Purchaser or Merger Sub shall have any responsibility or liability with respect to the calculation or payment of the True Up Success fee pursuant to Sections 9.02(e) or 9.02(f) hereof or the Escrow Agreement.

Section 9.03 Notification of Claims.

(a) The Shareholder Representative, in the case of indemnification pursuant to Section 9.01, and the Purchaser, in the case of indemnification pursuant to Section 9.02 (the “Indemnified Party”) shall promptly notify the Purchaser, in the case of indemnification pursuant to Section 9.01, or the Shareholder Representative, in the case of indemnification pursuant to Section 9.02 (the “Indemnifying Party”), in writing of any pending or threatened

51.

claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party), describing in reasonable detail, to the extent known by the Indemnified Party, the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except and only to the extent the Indemnifying Party is prejudiced by such failure. Any such notice must be made to the Indemnifying Party not later than the expiration of the survival period specified in Section 9.04 below. If the Indemnifying Party does not notify the Indemnified Party within 30 days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article IX, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article IX and the Indemnifying Party shall pay the amount of such claim to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, and such claim is not a Third Party Claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute. If the Indemnifying Party and the Indemnified Party are not able to resolve such dispute within 30 days (the “Dispute Resolution Period”), such dispute shall promptly be submitted to arbitration in New York City before the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. The arbitration tribunal shall be composed of three arbitrators, one of which shall be appointed by the Purchaser within 10 Business Days of the end of the Dispute Resolution Period, one of which shall be appointed by the Shareholder Representative within 10 Business Days of the end of the Dispute Resolution Period, and the third shall be appointed by the other two arbitrators; provided that if the dispute involves Losses that do not exceed $1 million, the arbitration tribunal shall be composed of one arbitrator mutually appointed by both the Purchaser and the Shareholder Representative. The arbitration tribunal will be directed to resolve such dispute, disagreement or controversy, and their resolution shall be binding on the Purchaser, the Shareholder Representative and all Purchaser Indemnified Parties or Company Indemnified Parties.

(b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 9.03(a) which relates to a pending or threatened claim or demand asserted by a third party (a “Third Party Claim”), the Purchaser shall have the right to defend such claim or demand with counsel of its choice (provided that such counsel shall be reasonably acceptable to the Shareholder Representative if the claim is subject to indemnification pursuant to Section 9.01). The Purchaser and the Shareholder Representative will fully cooperate in any such action, and shall make available to each other any books or records useful for the defense of any such claim or proceeding. Subject to the foregoing, (i) the Indemnified Party shall not settle or compromise any such Third Party Claim without the prior written consent of the Indemnifying Party and (ii) the Indemnifying Party shall not settle or compromise any such Third Party Claim without the prior written consent of the Indemnified Party, in each case of (i) and (ii) which consent shall not be unreasonably withheld, delayed or conditioned.

Section 9.04 Survival of Representations and Warranties. All of the representations and warranties contained in this Agreement shall survive the Closing hereunder and continue in

52.

full force and effect for a period of fifteen (15) months thereafter, regardless of any investigation made by the Purchaser or the Company or on their behalf, except as to any matters with respect to which notice of a bona fide written claim shall have been made pursuant to Section 9.03 before such date, in which event survival shall continue (but only with respect to, and to the extent of, such claim) until the final resolution of such claim or action, including all applicable periods for appeal.

Section 9.05 Other Indemnification Provisions. The remedies provided herein shall be the exclusive remedies of each of the parties hereto with respect to any Losses arising out of the transactions contemplated hereby; provided, however, that (a) the parties hereto shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement or to seek any other remedy to which they are entitled in equity; and (b) nothing herein shall limit any rights or remedies (i) under the indemnification provisions of any Letter of Transmittal, (ii) for claims of fraud in connection with statements or omissions in this Agreement, (iii) which, as a matter of applicable Law, cannot be limited or waived or (iv) which any party may have under any Ancillary Agreement (other than the Escrow Agreement) or any employment agreement or similar arrangement.

Section 9.06 Tax Treatment of Indemnification Payments. Any payment made pursuant to this Article IX shall be treated as an adjustment to the Merger Consideration for federal, state and local income Tax purposes unless a contrary treatment is required under applicable Law. Notwithstanding the foregoing, if any payment made pursuant to this Article IX (including, without limitation, this Section 9.06) is determined to be taxable to the party receiving such payment by any Governmental Authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of receipt of such payment (taking into account any actual reduction in Tax liability to the receiving party) and any Losses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

ARTICLE X

TERMINATION

Section 10.01 Termination of Agreement. The parties may terminate this Agreement as provided below:

(a) The Purchaser and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) The Purchaser may terminate this Agreement by giving written notice to the Company at any time prior to the Closing (i) in the event the Company has breached any representation, warranty or covenant contained in this Agreement in any respect (in the case of any representation or warranty qualified by materiality) or in any material respect (in the case of any representation or warranty without any materiality qualification), and such breach would reasonably be expected to cause a Company Material Adverse Effect, the Purchaser has notified

53.

the Company of the breach, and the breach has continued without cure for a period of five (5) days after the notice of breach or (ii) if the Closing shall not have occurred on or before April 30, 2008, other than through a failure of the Purchaser to fulfill its obligations hereunder;

(c) The Purchaser may terminate this Agreement by giving written notice to the Company if at any time prior to the Closing (i) the Company’s board of directors has withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to Purchaser, its approval or recommendation of this Agreement, the Merger or the transactions contemplated hereby or (ii) there shall have been a material breach by any stockholder of the Company of its representations, warranties and covenants contained in the Voting Agreement; or

(d) The Company may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing (i) in the event the Purchaser has breached any representation, warranty or covenant contained in this Agreement in any respect (in the case of any representation or warranty qualified by materiality) or in any material respect (in the case of any representation or warranty without a materiality qualifier), and such breach would reasonably be expected to cause a Purchaser Material Adverse Effect, the Company has notified the Purchaser of the breach, and the breach has continued without cure for a period of five (5) days after the notice of breach or (ii) if the Closing shall not have occurred on or before April 30, 2008, other than through a failure of the Company to fulfill its obligations hereunder.

Section 10.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01 hereof, (a) each party shall return all documents, work papers and other material of any other party provided by such other party in connection with this Agreement and the proposed Merger, whether provided before or after the execution hereof (except that each party’s counsel shall be entitled to retain one copy of any such documents, work papers and other materials in order to determine compliance with the terms of this Agreement) and (b) this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, Merger Sub, the Company or their respective officers, directors, employees, stockholder or representatives (in their respective capacities as such); provided, that each party hereto shall remain liable for any breach of this Agreement prior to its termination.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01 Effect of Due Diligence. No investigation by or on behalf of the Purchaser into the business, operations, prospects, assets or condition (financial or otherwise) of the Company shall diminish in any way the effect of any representations or warranties made by the Company in this Agreement or shall relieve the Company of any of its obligations under this Agreement. No investigation by or on behalf of the Company into the business, operations, prospects, assets or condition (financial or otherwise) of the Purchaser shall diminish in any way the effect of any representations or warranties made by the Purchaser in this Agreement or shall relieve the Purchaser of any of its obligations under this Agreement.

Section 11.02 Expenses. Except as may be otherwise specified herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants,

54.

incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that in the event that this Agreement is terminated pursuant to any provision of Article X other than Section 10.01(b)(i) or 10.01(c), the Purchaser shall pay all fees of the Company’s auditors incurred in connection with the transactions contemplated hereby.

Section 11.03 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile (followed by delivery of a copy via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

(a)	if to the Company:

Fast Track Systems, Inc.

20 Ash Street

Millennium 1, Suite 330

Conshohocken, PA 19428

Telecopier:

Attention: Ed Seguine

with a copy to (which shall not constitute notice):

Cooley Godward Kronish LLP

101 California Street, 5th Floor

San Francisco, CA 94111-5800

Facsimile: (415) 693-2222

Attention: Craig Jacoby

(b)	if to the Purchaser:

Medidata Solutions, Inc.

79 Fifth Avenue

New York, NY 10003

Telecopier: (212) 466-4177

Attention: Michael I. Otner

with a copy to (which shall not constitute notice):

Fulbright & Jaworski L.L.P.

666 Fifth Avenue

New York, New York 10103

Attention: Paul Jacobs, Esq.

Telecopier: (212) 318-3400

55.

(c)	if to the Shareholder Representative:

Shareholder Representative Services LLC

999 18th Street, Suite 1825

Denver, CO 80202

Fax No.: (720) 306-3015

Email: support@shareholderrep.com

Attention: Managing Director

Section 11.04 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.05 Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.06 Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof, including that certain letter agreement between Purchaser and the Company dated January 3, 2008, as amended.

Section 11.07 Assignment. This Agreement shall not be assigned by any party hereto, by operation of Law or otherwise, without the prior written consent of the other parties, and any such attempted assignment shall be void and of no force or effect.

Section 11.08 No Third-Party Beneficiaries. Except as provided in Article IX, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

Section 11.09 Amendment, Waiver. None of the terms or provisions hereof may be amended, supplemented, waived or changed except by a writing signed by the parties hereto. No delay or failure on the part of any party in exercising any right hereunder, and no partial or single exercise thereof, will constitute a waiver of such right or of any other right hereunder.

Section 11.10 Governing Law; Submission to Jurisdiction, Waivers.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflict of laws that would result in the application of the laws of another jurisdiction. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located in

56.

New York County, New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, (i) any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute and (ii) the right to a trial by jury in any action or proceeding arising out of the transactions contemplated by this Agreement, regardless of which party initiates any such action or proceeding. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 11.03.

Section 11.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or pdf shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.12 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

Section 11.13 Specific Performance. Each party acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

57.

IN WITNESS WHEREOF, the Purchaser, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

MEDIDATA SOLUTIONS, INC.

By:	/s/ Tarek Sherif
Name:	Tarek Sherif
Title:	President and CEO

FT ACQUISITION CORP.

By:	/s/ Tarek Sherif
Name:	Tarek Sherif
Title:	President

FAST TRACK SYSTEMS, INC.

By:	/s/ Edward S. Seguine
Name:	Edward S. Seguine
Title:	CEO

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ W. Paul Koenig
Name:	W. Paul Koenig
Title:	Manager

58.